EXHIBIT 10.19

LEASE AGREEMENT

by and between

369 Whisman Associates, L.P.,

a California limited partnership

(“Landlord”)

and

Mercury Interactive Corporation,

a Delaware corporation

(“Tenant”)

Dated as of December 15, 2003

1.	LEASED PREMISES.	5

2.	OCCUPANCY AND USE.	7

3.	TERM AND POSSESSION.	7

4.	RENT; RENT ADJUSTMENTS; ADDITIONAL CHARGES FOR EXPENSES AND TAXES.	8

5.	MANAGEMENT.	13

6.	RESTRICTIONS ON USE.	14

7.	COMPLIANCE WITH LAWS.	14

8.	ADDITIONAL ALTERATIONS.	15

9.	REPAIR AND MAINTENANCE.	17

10.	LIENS.	19

11.	ASSIGNMENT AND SUBLETTING.	20

12.	INSURANCE AND INDEMNIFICATION.	23

13.	WAIVER OF SUBROGATION.	25

14.	SERVICES AND UTILITIES.	25

15.	TENANT’S CERTIFICATES.	27

16.	HOLDING OVER.	27

17.	SUBORDINATION.	27

18.	RULES AND REGULATIONS.	28

19.	RE-ENTRY BY LANDLORD.	28

20.	INSOLVENCY OR BANKRUPTCY.	28

21.	DEFAULT.	29

22.	DAMAGE AND DESTRUCTION.	30

23.	EMINENT DOMAIN.	32

24.	SALE BY LANDLORD.	33

25.	RIGHT OF LANDLORD TO PERFORM.	33

26.	EXISTING TENANT IMPROVEMENTS; OWNERSHIP OF IMPROVEMENTS; SURRENDER OF PREMISES.	34

27.	WAIVER.	35

28.	NOTICES.	35

29.	TAXES PAYABLE BY TENANT.	35

30.	ABANDONMENT.	35

31.	SUCCESSORS AND ASSIGNS.	36

32.	ATTORNEY’S FEES.	36

33.	LIGHT AND AIR.	36

34.	SECURITY FOR LEASE.	36

35.	FINANCIAL INFORMATION.	37

36.	PARKING.	38

37.	MISCELLANEOUS.	38

38.	REAL ESTATE BROKERS.	38

39.	HAZARDOUS MATERIALS LIABILITY.	38

40.	ARBITRATION OF DISPUTES.	40

41.	SIGNAGE.	42

42.	RIGHT OF FIRST NEGOTIATION.	42

BASIC LEASE INFORMATION

Lease Date:	December 15, 2003

LANDLORD:	369 Whisman Associates, L.P., a California Limited Partnership

Landlord’s Address:	700 Emerson Palo Alto, CA 94301

TENANT:	Mercury Interactive Corporation, a Delaware corporation

Tenant’s Address:	FOR NOTICE (PRIOR TO COMMENCEMENT): Mercury Interactive Corporation 1325 Borregas Drive Sunnyvale, California 94069 Attn: Vice President and General Counsel

AFTER COMMENCEMENT DATE: To the Premises Attn: Vice President and General Counsel

Premises:	Four (4) separate, adjacent buildings (each, a “Building” and collectively, the “Buildings”), having addresses at 389 Whisman Road (“Building 4”), 399 Whisman Road (“Building 5”), 369 Whisman Road (“Building 6”), and 379 Whisman Road (“Building 7”), Mountain View, California, as shown on Exhibit “A” attached hereto.

Parcel 2:	The Buildings, land and improvements located in the area designated as “Parcel 2” on the parcel map attached hereto as Exhibit “B”, subject to Subparagraphs 1(c) and 1(d).

Project:	The Project consists of (i) Parcel 2; (ii) the buildings, land and improvements located in the area designated as “Parcel 1” on Exhibit “B” (such buildings, land and improvements being defined as “Parcel 1”); (iii) the land and the parking improvements and common area facilities currently located in the cross-hatched portion of the area designed as “Parcel 3” on Exhibit “B” (such improvements and land being defined as “Parcel 3”); (iv) the land and the parking improvements and common area facilities located on an easement over certain real property adjacent to Parcels 1, 2 and 3 from the City and County of San Francisco, acting by and through its Public Utilities Commission, San Francisco Water Department, located in the area designated as “City and County of San Francisco” on Exhibit “B” (the “Hetch Hetchy Easement”); and (v) any and all future improvements located on Parcel 1, Parcel 2, Parcel 3 or the Hetch Hetchy Easement. The Project as it exists as of the Effective Date is shown as the cross-hatched area on Exhibit “B”. The Project may be expanded to include other land and improvements, or reduced to eliminate portions of the existing Project, in accordance with Subparagraphs 1(b), (c) and (d).

Rentable Area of the Premises:	Deemed to be 252,550 Rentable Square Feet (“Rentable Area”). Landlord and Tenant hereby stipulate and agree that this square footage shall be conclusive for all purposes under this Lease.

Tenant’s Use of the Premises:	Tenant shall use the Premises for office, distribution, research and development, and/or light manufacturing, and for customer training and sales presentations, and for no other purposes.

Lease Term:	Commencing on the Commencement Date and ending on the Expiration Date

Commencement Date:	See Paragraph 3

Rent Commencement Date:	July 1, 2004 (“Rent Commencement Date”).

Expiration Date:	February 20, 2014 (“Expiration Date”).

Rent:	Base Rent plus Additional Charges.

Monthly Base Rent:	As provided in Paragraph 4(b) (“Monthly Base Rent”).

Security Deposit:	Tenant shall provide and maintain a letter of credit in the initial amount of Eight Hundred Seventy-One Thousand Two Hundred Ninety-Seven and 50/100 Dollars ($871,297.50) as more specifically provided in Paragraph 34 [Security for Lease], which amount may be reduced during the Term in accordance with such paragraph.

Guarantor of Lease:	None

Brokers:	None

The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the information hereinabove set forth and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information. In the event of any conflict between any Basic Lease Information and any other portion of the Lease, the latter shall control.

LANDLORD:

369 Whisman Associates, L.P., a California limited partnership

By:	Cañada Corp.,
a California corporation,
Its General Partner

	By:	/s/ JOYCE YAMAGIWA
	Its:	Vice President

By:	Virginia Land Company, Inc.,
a California corporation,
Its General Partner

	By:	/s/ JOHN B. LOVEWELL
	Its:	Manager and President

TENANT:

Mercury Interactive Corporation, a Delaware corporation

By:	/s/ SUSAN J. SKAER
Its:	Vice President, General Counsel & Secretary

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made and entered into as of December 15, 2003 (the “Effective Date”), by and between 369 Whisman Associates, L.P., a California limited partnership (herein called “Landlord”), and Mercury Interactive Corporation, a Delaware corporation (herein called “Tenant”).

RECITALS

A. Landlord, as successor-in-interest to 464 Ellis Street Associates, L.P., is the landlord and Netscape Communications Corporation, a Delaware corporation (“Netscape”) is the tenant under that certain Lease Agreement (Phase II) dated January 31, 1997 (the “Existing Lease”), for the Premises.

B. Pursuant to a Lease Termination Agreement (the “Termination Agreement”), Netscape and Landlord have agreed to accelerate the expiration of the term of the Existing Lease, and Netscape has agreed to surrender the Premises to Tenant on or before such expiration, all on the terms and conditions of the Termination Agreement. Immediately upon such expiration of the Term, Landlord intends to lease the Premises to Tenant, and Tenant intends to lease the Premises from Landlord, on the terms and conditions of this Lease.

C. In connection with this Lease, Netscape and Tenant intend to enter into (i) a Side Agreement (the “Side Agreement”) with respect to certain facilities operated by Netscape on Parcel 1, and pursuant to which Netscape will provide access to Tenant to install certain interior improvements to the Premises subject to the requirements of this Lease and the Existing Lease with respect to Alterations (such Alterations being defined as the “Initial Alterations”), and agree to cooperate with Tenant in connection with the installation of the Initial Alterations and provide and disburse the Allowance (as defined in the Side Agreement) (collectively, the “Early Access Provisions”), all on the terms and conditions of the Side Agreement. Tenant acknowledges and agrees that Landlord has no obligations under the Side Agreement or any other agreement, document or instrument by and between Netscape and Tenant with respect to the Premises and/or Project, and shall not be liable or responsible for any failure by Netscape to perform its obligations under the Side Agreement or any other agreement, document or instrument by and between Netscape and Tenant with respect to the Premises and/or Project, and that the rights and obligations of Landlord and Tenant under this Lease are not contingent in any way upon the existence of and/or performance by any party under the Side Agreement or any other agreement, document or instrument with respect to the Premises and/or Project, except as expressly provided in Section 3 below. Landlord has consented to the exercise by Tenant and Netscape of their respective rights and obligations as set forth in the Early Access Provisions pursuant to the terms of that certain Letter Agreement, dated November 10, 2003, by and between Landlord and Netscape.

1. LEASED PREMISES

(a) Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth, Landlord agrees to lease to Tenant and Tenant agrees to hire from Landlord the Premises (as defined in the Basic Lease Information). The Premises are located within, and a part of, Parcel 2.

(b) Project; Common Areas; Access & Cooperation.

(i) Definition of Project. The term “Project” shall be as defined in the Basic Lease Information. Landlord shall have the right, at any time and from time to time, to expand the land and improvements which are included in the “Project” to include any future buildings and improvements located within Parcel 1, Parcel 2, Parcel 3, the Hetch Hetchy Easement, and/or any other property acquired by Landlord or its affiliates which is contiguous to the Project (as such term is defined at any given time), regardless of whether any such other property is leased to Tenant or leased to, sold to or occupied by a third party or third parties. Landlord may also, at any time and from time to time, eliminate all or portions of Parcel 1, Parcel 3 or the Hetch Hetchy Easement from the Project so long as such elimination does not materially adversely affect Tenant’s use of the Premises, the Minimum Parking or access to the Premises. Landlord shall deliver written notice to Tenant of Landlord’s intent to expand or reduce the Project, identifying the property and improvements which will be added to the Project.

(ii) Definition of Common Area. The term “Common Area” shall mean all areas and facilities within Parcel 2 located outside the perimeter footings of the Buildings and/or the perimeter footings of any future buildings constructed on Parcel 2, including the landscaped areas, service areas, parking areas, recreation areas, trash enclosures, plaza, walkways, driveways, sidewalks, access and perimeter roads, and the like; but excluding from the Common Area all monitoring wells, slurry walls, extraction wells, remediation equipment, piping, and other equipment (collectively, the “Clean-up Facilities”) which have been or may be installed on the Project for the purpose of conducting monitoring and remediation of Hazardous Materials. The Clean-up Facilities are or will be owned and controlled by Schlumberger Technology Corporation (“Seller”).

(iii) Use of Common Area. Tenant shall have the right to non-exclusive use of the Common Area and any other areas and facilities designated as common area and located in other portions of the Project, together with other tenants, occupants and owners of portions of the Project, subject to the terms of this Lease. The operation and use of the Common Area shall be governed by that certain Amended and Restated Declaration of Covenants, Conditions and Restrictions and Easement Agreement—The Quad, dated as of July 12, 2002 and recorded in the Official Records of the County of Santa Clara, State of California, as Document No. 16355625, a copy of which is attached hereto as Exhibit “C”, with such modifications as Landlord may reasonably determine to be appropriate (as they may be modified from time to time, the “CC&Rs”). The CC&Rs will at all times be superior in priority to this Lease. Landlord shall have the right to make reasonable modifications to the CC&Rs during the Term, including, without limitation, in order to provide necessary or appropriate access over, across and from the Common Area (including any roadways and drive aisles located thereon) to any property which is included in the Project; provided that such modifications do not materially adversely affect Tenant’s use of the Premises, Minimum Parking, or access to the Premises.

(iv) Landlord Access. Landlord shall have reasonable and appropriate access across the Common Area to other land which is included, or which Landlord intends to include, in the Project, at all reasonable times for purposes of construction and development of the Project. In connection with the development of other portions of the Project or of other improvements on Parcel 2, Tenant shall cooperate with Landlord in the establishment, execution and recordation of any conditions, covenants, restrictions, easements, licenses and/or other rights and interests which encumber Parcel 2 for the benefit of other portions of the Project, and which are required in order to provide sufficient parking for any portion of the Project or in connection with other development requirements for any portion of the Project, provided that such conditions, covenants, restrictions, easements, licenses, and/or other rights and interests do not materially adversely affect Tenant’s use of the Premises, Minimum Parking or access to the Premises and Tenant shall not be required to incur any out-of-pocket cost in connection with such cooperation. Tenant shall execute and deliver any documents or instruments reasonably required in connection therewith upon Landlord’s request.

(c) Reconfiguration of Parcel 2. Landlord reserves the right, without incurring any liability to Tenant and without constituting an eviction (constructive or otherwise), and without entitling Tenant to any abatement of Rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease, to take any of the following actions (each, a “Reconfiguration”):

(1) Reconfigure the property line between Parcel 1 and Parcel 2, and between Parcel 3 and Parcel 2, even if such reconfiguration would cause a reduction in the size of the Land, so long as the portions of the Land on which the Buildings (and any required setbacks) are located are not affected by such action, the remaining Parcel 2 continues to be in compliance with all applicable Laws (as defined in Subparagraph 7(a) [Tenant’s Compliance Obligations]) (including, without limitation, city parking requirements and other development approvals), Tenant’s use of the Premises as contemplated by this Lease is not impaired thereby, and Tenant continues to have use of the Minimum Parking in accordance with Paragraph 36 [Parking].

(2) Subdivide the Land into two or more legal parcels, so long as Tenant’s use of the Premises as contemplated by this Lease is not impaired thereby and Tenant continues to have use of the Minimum Parking in accordance with Paragraph 36 [Parking].

Landlord shall deliver written notice to Tenant of Landlord’s intent to Reconfigure, identifying the portion of Parcel 2 affected by the Reconfiguration and including a new Exhibit “B” reflecting such Reconfiguration. Any Reconfiguration shall be effective on the date designated by Landlord in its notice to Tenant. On the effective date of such Reconfiguration, the description of the Land shall automatically be revised, and the terms and conditions of the original Lease shall remain in full force and effect except that the revised Exhibit “B” reflecting the location of the newly configured Land and/or additional improvements shall become part of this Lease. From and after the date of such Reconfiguration, the term “Land” shall mean the reconfigured space. The Base Rent shall not be revised as a result of any Reconfiguration. Tenant shall cooperate with Landlord in any subdivision or lot line adjustment process in connection with any Reconfiguration, provided that Tenant shall not be required to incur any out-of-pocket cost in connection with such cooperation. Upon Landlord’s request, Tenant shall execute and deliver any documents or instruments reasonably required in connection with the Reconfiguration, or the amendment of the Lease or any subdivision or lot line adjustment process in connection therewith.

(d) Additional Construction on Parcel 2. Landlord reserves the right, without incurring any liability to Tenant and without constituting an eviction (constructive or otherwise), and without entitling Tenant to any abatement of Rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease, to construct additional buildings and improvements on Parcel 2, so long as Tenant’s use of the Premises as contemplated by this Lease is not impaired thereby, Tenant continues to have use of the Minimum Parking in accordance with Paragraph 36 [Parking], and Parcel 2 continues to be in compliance with all applicable Laws (including, without limitation, city parking requirements and other development approvals). Tenant acknowledges that during any such construction, Landlord, tenants of such additional buildings (if any), and their respective employees, contractors and agents will require access across and through the Common Area and use of portions of the Common Area for construction staging. Landlord shall not be liable to Tenant for any interference with Tenant’s use of the Common Area with respect to such construction activities or any noise, vibration, or other disturbance to Tenant’s business at the Premises which may result from such activities, so long as the Buildings’ structural components and Building Systems are not materially adversely affected by such activities and Landlord takes commercially reasonable steps to minimize any material adverse effect on Tenant’s use of the Premises during such activities. Tenant shall cooperate with Landlord in connection with any construction activities within the Project, including, without limitation, by cooperating in any parking restrictions and limitations during such activities. Without limiting the foregoing, Tenant is aware that Landlord has approval from the City of Mountain View to construct an additional building of approximately 69,038 square feet (“Building 8”) and a parking garage in the areas generally shown on Exhibit “D”, subject to certain conditions, restrictions and additional governmental approvals. Landlord makes no representation or commitment to Tenant as to whether or when Landlord will construct either Building 8 or the parking garage.

2. OCCUPANCY AND USE. Tenant shall use and occupy the Premises for the purpose specified in the Basic Lease Information and for no other use or purpose without the prior written consent of Landlord. Landlord may grant or withhold consent to a proposed change of use in its sole discretion. Notwithstanding anything in this Lease, Tenant’s use and occupancy of the Premises and Common Area will be subject at all times to the terms and conditions of the CC&Rs and the Declaration.

3. TERM AND POSSESSION.

(a) Term; Commencement Date; Expiration Date. The term of this Lease (the “Term”) shall commence at 12:01 a.m. on the date immediately following the day on which the Existing Lease expires pursuant to the

Termination Agreement (the “Commencement Date”); provided that the Commencement Date shall not occur until such time as Netscape has delivered exclusive possession of all of the Buildings to Tenant as required under the Side Agreement. Unless sooner terminated as herein provided, this Lease shall expire on the Expiration Date. Tenant acknowledges that Netscape currently occupies portions of the Premises pursuant to the Existing Lease and that Netscape has agreed for Tenant’s benefit to deliver the Premises on a schedule set forth in the Side Agreement, with delivery of the entire Premises on or before December 31, 2003 (the “Scheduled Delivery Date”). This Lease shall not be void or voidable as a result of Netscape’s failure to vacate and/or surrender the Premises on or before the Scheduled Delivery Date, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom; provided, however, that if the Commencement Date does not occur on or before March 1, 2004, unless otherwise agreed by the parties in a signed writing, this Lease shall automatically terminate and be of no further force or effect.. Simultaneously with Netscape’s delivery of exclusive possession of the Premises to Tenant, the Tenant shall execute and deliver to Landlord a certificate certifying that Tenant has accepted delivery of the Premises and delivered the Letter of Credit (as defined below) to Landlord, in the form attached hereto as Exhibit “E” (the “Closing Certificate”), and Tenant’s execution and delivery of such Closing Certificate to Landlord shall be deemed Tenant’s representation that all conditions to the Commencement Date (other than the expiration of the term of the Existing Lease) have occurred. In addition, after the Commencement Date, Tenant shall execute a letter confirming the Commencement Date, in the form of Exhibit “F” (the “Commencement Date Memorandum”) within one (1) business day after receipt of same from the Landlord, provided that either party’s failure to request execution of, or to execute, the Commencement Date Memorandum shall not in any way alter the Commencement Date.

(b) No Representations/Obligations. Tenant acknowledges that Landlord has not made any representation or warranty with respect to the construction of Buildings or the condition of the Premises or the Common Area or with respect to the suitability or fitness of either for the conduct of Tenant’s permitted use or for any other purpose, except as may be expressly and specifically provided herein. The Premises are leased to Tenant in their “as is” condition existing on the Commencement Date. Landlord shall have no obligation to complete any alterations, improvements, repairs or decorations to the Premises either prior to the Commencement Date or during the Term. Upon Tenant’s request, Landlord shall use reasonable efforts to enforce any then-effective warranties furnished to Landlord by Landlord’s general contractor, Landlord’s architect, and any other persons in connection with the provision of labor and/or material for the Building (including the roof membrane). If Tenant is not satisfied with Landlord’s actions in enforcing such warranties, Tenant may upon written notice to Landlord take any actions necessary in Tenant’s reasonable judgment to enforce such warranties directly, and Landlord shall take all commercially reasonable action to cooperate with Tenant, including assigning to Tenant Landlord’s rights with respect to such warranties.

(c) Occupancy By Tenant. Tenant shall be deemed to occupy the Premises from and after the Commencement Date. This Paragraph 3(c) shall not be construed as an obligation of Tenant to continuously occupy the Premises.

4. RENT; RENT ADJUSTMENTS; ADDITIONAL CHARGES FOR EXPENSES AND TAXES.

(a) Payment of Rent.

(1) Monthly Base Rent. Commencing on the Rent Commencement Date (as defined in the Basic Lease Information), Tenant shall pay to Landlord throughout the Term Base Rent in an amount equal to the Monthly Base Rent specified in Paragraph 4(b) (“Base Rent”). Base Rent shall be payable by Tenant on or, at Tenant’s election, before the first day of each month, in advance, in lawful money of the United States (without any prior demand therefor and without deduction or offset whatsoever, except for abatement as may be expressly and specifically provided for in Paragraphs 22 [Damage and Destruction] and 23 [Eminent Domain]), to Landlord at the address specified in the Basic Lease Information or to such other firm or at such other place as Landlord may from time to time designate in writing.

(2) Additional Charges and Other Rent. Tenant shall pay all charges and other amounts whatsoever as provided in this Lease (“Additional Charges”) to Landlord at the place where the Base Rent is payable, and Landlord shall have the same remedies for a default in the payment of Additional Charges as for a default in the payment of Base Rent. Additional Charges shall include, without limitation, Tenant’s obligation to pay Additional Charges for Expenses and Taxes pursuant to Paragraph 4(c) below, which shall commence on the later of the Commencement Date and January 1, 2004. As used herein, the term “Rent” shall include all Base Rent and Additional Charges (including, without limitation, Additional Charges pursuant to Paragraph 5 [Management] and Paragraph 25 [Right of Landlord to Perform]).

(3) Partial Months. If the Commencement Date or the Rent Commencement Date occurs on a day other than the first day of a calendar month, or the Expiration Date occurs on a day other than the last day of a calendar month, then the Base Rent and/or Additional Charges (as applicable) for such fractional month shall be prorated by multiplying the Monthly Base Rent and/or Additional Charges by a fraction, the numerator of which shall be (A) the actual number of days remaining in such month including and after the Rent Commencement Date or Commencement Date, as applicable, if determining Rent for the fractional first month, or (B) the actual number of days elapsed in such month prior to and including the Expiration Date, if determining Rent for the fractional last month, and the denominator of which shall be the actual number of days in such month.

(b) Base Rent Schedule. Base Rent (but not Additional Charges) shall abate during the period of time from the Commencement Date to and including June 30, 2004 (“Rent Abatement Period”). From and after July 1, 2004 (“Rent Commencement Date”) and throughout the Term, Subtenant shall pay Base Rent in the amounts set forth below:

Payment Period	Rental Rate/SF/Month-NNN
Commencement Date-June 30, 2004*	$1.15*
July 1, 2004-December 31, 2004	$1.15, or $290,432.50 per month
Calendar Year 2005	$1.18, or $298,009.00 per month
Calendar Year 2006	$1.21, or $305,585.50 per month
Calendar Year 2007	$1.24, or $313,162.00 per month
Calendar Year 2008	$1.27, or $320,738.58 per month
Calendar Year 2009	$1.31, or $330,840.50 per month
Calendar Year 2010	$1.35, or $340,942.50 per month
Calendar Year 2011	$1.39, or $351,044.50 per month
Calendar Year 2012	$1.43, or $361,146.50 per month
January 1, 2013-Expiration Date	$1.47, or $371,248.58 per month

*	Base Rent (but not Additional Charges) shall abate, pursuant to the first sentence of this Paragraph 4(b), through June 30, 2004.

(c) Additional Charges for Expenses and Taxes.

(i) Definitions of Certain Additional Charges. For purposes of this Subparagraph 4(c), the following terms shall have the meanings hereinafter set forth:

(A) “Tax Year” shall mean each twelve (12) consecutive month period commencing July 1st of the calendar year during which the Commencement Date of this Lease occurs.

(B) “Real Estate Taxes” shall mean all taxes, assessments and charges levied upon or with respect to Parcel 2 or any personal property of Landlord used in the operation thereof, or Landlord’s interest in Parcel 2 or such personal property. Real Estate Taxes shall include, without limitation, all general real property taxes, possessory interest taxes, and general and special assessments, charges, fees or assessments for transit (including, without limitation, shuttle fees and roadways), housing, police, fire, utilities, sewers, emergency response or other governmental services or purported benefits to Parcel 2 (provided, however, that any refunds of Real Estate Taxes paid by Tenant shall be credited against Tenant’s further obligation to pay Real Estate Taxes during the Term or refunded to Tenant at the end of the Term), service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease, or any other lease of space in Parcel 2, or on the use or occupancy of Parcel 2 or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in Parcel 2, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California, or any political subdivision, public corporation, district or any other political or public entity, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. Real Estate Taxes shall not include franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax. Additionally, Real Estate Taxes shall not include any assessments or like charges to pay for any remediation of contamination from any Hazardous Materials other than liens, assessments and like charges resulting from Tenant’s failure to pay any costs for which Tenant has indemnified Landlord pursuant to Subparagraph 39(b) [Tenant Indemnity]. Real Estate Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Real Estate Taxes. If any assessments are levied on Parcel 2 and Landlord pays the assessment in full, Tenant shall have no obligation to pay more than the amount of annual installments of principal and interest that would become due during the Lease Term had Landlord elected to pay the assessment in installment payments.

(C) “Expenses” shall mean the total costs and reasonable expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of Parcel 2, including, without limitation, (i) the cost of fire, extended coverage, boiler, sprinkler, commercial general liability, property, rent, earthquake, flood, and all other insurance obtained by Landlord pursuant to Subparagraph 12(e) [Landlord’s Insurance Obligations] including, without limitation, insurance premiums and any deductible amounts paid by Landlord; (ii) the cost of air conditioning, electricity, steam, heating, mechanical, ventilating, water, gas, elevator systems and all other utilities, the cost of supplies and equipment and maintenance and service contracts in connection therewith, and the cost of refuse and recycling services, parking lot sweeping and similar maintenance services; (iii) the cost of repairs and general maintenance and cleaning; (iv) fees, charges and other costs for any project engineers for the Project, and fees, charges and costs of all independent contractors (including attorneys, accountants and consultants) engaged by Landlord and related solely to the operation of Parcel 2 (or, if any such costs, fees and charges are attributable to other property managed by Landlord, the portion of such costs, fees and charges allocable to Parcel 2, as reasonably determined by Landlord); (v) the cost of any capital improvements made to the Building or the Common Areas as required or permitted by this Lease (including, without limitation, any costs incurred in order to comply with the Declaration in connection with such improvements); (vi) a management fee for Landlord’s management and administrative services in connection with Parcel 2 in the amount of two percent (2%) of Base Rent and Additional Charges (excluding the management fee); (vii) any expenses allocated to Parcel 2 under the CC&Rs and expenses incurred by Landlord (or its agent) for management of the Common Area pursuant to Paragraph 5 [Management]; (viii) any other expenses of any other kind whatsoever incurred in managing, operating, maintaining and repairing the Premises and/or Common Areas, including Common Area Expenses (as defined in Paragraph 5(a). Common Area Expenses shall include, without limitation, the Tenant’s share of “Project Common Expenses”, which shall mean any expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Common Areas and other common areas in the Project and any other Expenses paid or incurred by Landlord for the benefit of the Project as a whole, including, but not limited to, the cost of maintaining the parking lot and facilities and landscaping and costs incurred by Landlord in connection with the Hetch Hetchy Easement. Project Common Expenses shall be allocated among the tenants and occupants of the Project based on the rentable area leased to or occupied by each such tenant or occupant, divided by the total leased or occupied rentable area of the Project, all as determined by Landlord in its reasonable discretion. Notwithstanding anything to the contrary herein contained, Expenses shall not include, and in no event shall Tenant have any obligation to pay for pursuant to this Subparagraph 4(c) or Subparagraph 9(c) [Repair and Maintenance; Tenant’s Obligations], (aa) the initial construction cost of Buildings; (bb) the cost of providing tenant improvements to any other tenant in Parcel 2; (cc) debt service (including, but without limitation, interest and principal) required to be made on debt incurred by Landlord and relating to the Project; (dd) ground lease payments; (ee) the portion of a management fee paid to Landlord or an affiliate in excess of two percent (2%) of the sum of Base Rent and Additional Charges (excluding the management fee); (ff) the cost of special services, goods or materials provided to any other tenant; (gg) depreciation; (hh) costs for which Landlord has a right to receive reimbursement from others; (ii) costs occasioned by Landlord’s fraud or willful misconduct under applicable Laws; (jj) costs arising from a disproportionate use of any utility or service supplied by Landlord to any other occupant of the Project to the extent that Landlord has the ability to charge such other tenant for said costs under the terms of a lease comparable to terms governing said costs in this Lease; (kk) environmental pollution remediation related costs (provided that such exclusion shall not limit Tenant’s indemnity pursuant to Subparagraph 39(b) [Hazardous Materials, Tenant Indemnity]); (ll) any maintenance, repair or replacement costs for which Landlord is responsible pursuant to Subparagraph 9(a) [Repair and Maintenance; Landlord’s Obligations (Landlord’s Cost)]; (mm) advertising or promotional costs; (nn) leasing commissions; (oo) reserves for expenses; and (pp) costs to correct any construction defects in the original construction of the Base Building Improvements for any of the Buildings or the Common Area to the extent such costs are covered by third party warranties. All costs and expenses shall be determined on a cash basis, with accruals appropriate to Landlord’s business. Expenses shall not include specific costs incurred for the account of, separately billed to and paid by specific tenants in Parcel 2.

(D) “Expense Year” shall mean each twelve (12) consecutive month period commencing January 1 of the calendar year during which the Commencement Date of the Lease occurs. Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Expenses shall be equitably adjusted for the Expense Years involved in any such change.

(ii) Payment of Real Estate Taxes.

(A) Payment as Due. With reasonable promptness after Landlord has received the tax bills for any Tax Year, Landlord shall furnish Tenant with a statement (herein called “Landlord’s Tax Statement”) setting forth the amount of Real Estate Taxes for such Tax Year. Unless otherwise required pursuant to clause (B) below, Tenant shall pay to Landlord actual Real Estate Taxes in installments, twice each Tax Year (or, at Tenant’s option, in one annual payment after receipt of Landlord’s Tax Statement), no later than fifteen (15) business days prior to the due date of each Real Estate Tax installment (or, if making one annual payment, 15 business days prior to the due date of the initial installment).

(B) Impounds. Notwithstanding clause (A) above, if required by any Mortgagee or, at Landlord’s election, after any default by Tenant in the timely payment of Real Estate Taxes, Tenant shall pay to Landlord as Additional Charges one-twelfth (1/12th) of Real Estate Taxes for each Tax Year on or before the first day of each month during such Tax Year, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant. Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time. If the actual Real Estate Taxes for such Tax Year (as shown on Landlord’s Tax Statement) exceed the estimated Real Estate Taxes paid by Tenant for such Tax Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Real Estate Taxes within fifteen (15) days after the receipt of Landlord’s Tax Statement, and if the total amount paid by Tenant for any such Tax Year shall exceed the actual Real Estate Taxes for such Tax Year, such excess shall be credited against the next installment of Real Estate Taxes due from Tenant to Landlord hereunder. If it has been determined that Tenant has overpaid Real Estate Taxes during the last year of the Lease Term, then Landlord shall reimburse Tenant for such overage on or before the thirtieth (30th) day following the Expiration Date.

(iii) Payment of Expenses.

(A) Monthly Payments. Tenant shall pay to Landlord as Additional Charges one-twelfth (1/12th) of the Expenses for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant; provided, however, that all insurance premiums which are included in Expenses may, at Tenant’s option, be paid annually, in advance, within twenty (20) days after Tenant’s receipt from Landlord of a copy of the invoice with respect to such premiums. Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time. With reasonable promptness after the expiration of each Expense Year, Landlord shall furnish Tenant with a statement (herein called “Landlord’s Expense Statement”), setting forth in reasonable detail the Expenses for such Expense Year. If the actual Expenses for such Expense Year exceed the estimated Expenses paid by Tenant for such Expense Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Expenses within fifteen (15) days after the receipt of Landlord’s Expense Statement, and if the total amount paid by Tenant for any such Expense Year shall exceed the actual Expenses for such Expense Year, such excess shall be credited against the next installment of the estimated Expenses due from Tenant to Landlord hereunder or if the Term has ended it shall be returned to Tenant within thirty (30) days. If Tenant has overpaid Expenses during the last year of the Lease Term, then Landlord shall reimburse Tenant for such overage on or before the thirtieth (30th) day following the later of the Expiration Date or the end of the last Expense Year. To the extent any item of Expenses is payable by Landlord in advance of the period to which it is applicable (e.g. insurance and tax escrows required by any Mortgagee), or to the extent that prepayment is customary for the service or matter, Landlord may (aa) include such items in Landlord’s estimate for periods prior to the date such item is to be paid by Landlord, and (bb) to the extent Landlord has not collected the full amount of such item prior to the date such item is to be paid by Landlord, Landlord may include the balance of such full amount in a revised monthly estimate for Additional Charges.

(B) Other. If either the Commencement Date or the Expiration Date shall occur on a date other than the first day of a Tax Year and/or Expense Year, Real Estate Taxes and Expenses for the Tax Year and/or Expense Year in which the Commencement Date or the Expiration Date occurs shall be prorated.

(iv) Audit Rights. Within ninety (90) days after receipt of any Landlord’s Expense Statement or Landlord’s Tax Statement, Tenant shall have the right to audit, at Landlord’s office located in the San Francisco Bay Area, at Tenant’s expense, Landlord’s accounts and records relating to Expenses and Real Estate Taxes. Such audit shall be conducted by an independent certified public accountant approved by Landlord, which approval shall not be unreasonably withheld so long as such accountant is not being paid on a contingency fee or similar basis. If such audit reveals that Landlord has overcharged Tenant, Tenant shall notify Landlord within one hundred twenty (120) days after the date the applicable Landlord’s Expense Statement or Landlord’s Tax Statement was received by Tenant.

Landlord may dispute such audit by arbitration pursuant to Paragraph 40 [Arbitration of Disputes]. If Landlord does not dispute such amount, or if Tenant prevails in any such arbitration, the amount overcharged shall be paid to Tenant within thirty (30) days thereafter, together with interest thereon at the “prime rate” of interest announced by the Wall Street Journal for Wells Fargo Bank (or, if Wells Fargo Bank ceases to exist, by another bank mutually acceptable to Landlord and Tenant), from the date Landlord’s Expense Statement or Landlord’s Tax Statement, as applicable, was delivered to Tenant until payment of the overcharge is made to Tenant. In addition, if Landlord’s Expense Statement or Landlord’s Tax Statement, as applicable, exceeds the actual Expenses and Real Estate Taxes which should have been charged to Tenant by more than five percent (5%), the cost of the audit shall be paid by Landlord. If Tenant fails to object to any Landlord’s Expense Statement or Landlord’s Tax Statement within one hundred twenty (120) days after receipt thereof, such statement shall be final and shall not be subject to any audit, challenge or adjustment.

(d) Late Charges; Default Rate. Tenant recognizes that late payment of any Base Rent or Additional Charges will result in administrative expenses to Landlord, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if any Base Rent or Additional Charges remain unpaid ten (10) days after such amount is due, the amount of such unpaid Base Rent or Additional Charges shall be increased by a late charge to be paid to Landlord by Tenant, as an Additional Charge, in an amount equal to five percent (5%) (or such greater amount not to exceed six percent (6%) if a higher rate is charged by any Mortgagee for a late payment of a monthly mortgage payment) of the amount of the delinquent Base Rent or Additional Charges. In addition, any outstanding Base Rent, Additional Charges, late charges and other outstanding amounts shall accrue interest at an annualized rate of the greater of 10% or The Ninth Circuit Federal Reserve Discount Rate plus 5% (the “Default Rate”), until paid to Landlord. Tenant agrees that such amount is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant and may be charged by Landlord to defray such loss and expense. The provisions of this Subparagraph 4(e) shall not relieve Tenant of the obligation to pay Base Rent or Additional Charges on or before the date they are due, or affect Landlord’s remedies pursuant to Subparagraph 21(b) [Landlord’s Remedies] if any Base Rent or Additional Charges are unpaid after they are due.

5. MANAGEMENT.

(a) Management by Landlord. Landlord shall act as property manager for the Common Area, and shall manage and maintain certain portions of the Premises, as set forth in Subparagraphs 9(a) and 9(b), throughout the Term, and all costs incurred by Landlord in connection with such management and maintenance described in Subparagraph 9(a) shall be deemed Additional Charges payable by Tenant in accordance with Subparagraph 4(c) [Additional Charges for Expenses and Taxes], subject to the limitations contained in Paragraph 4(c). All such costs related to the Common Area shall be defined herein as the “Common Area Expenses”.

(b) Third Party Management. If Landlord does not cure any breach of Landlord’s obligations under clause (i) of Paragraph 9(a) [Landlord’s Obligations (Landlord’s Cost)] or under clause (i) of Paragraph 9(b) [Landlord’s Obligations (Tenant’s Cost)] during the cure period provided in Subparagraph 21(c) [Landlord’s Default], Tenant may elect, by delivery of written notice to Landlord, to require that a third party manager assume management of the Premises. Within ten (10) business days after receipt of Tenant’s notice, Landlord shall provide to Tenant a list of at least three (3) third party management companies which are acceptable to Landlord, and Tenant shall chose one to manage the Premises, which manager shall be subject to any Mortgagee’s prior approval, and the management contract with such manager shall be assigned to Mortgagee at Mortgagee’s request. Each of such proposed management companies shall be reputable, with sufficient financial capability to perform the obligations of the Project manager and with sufficient experience managing similar projects in the South Bay Area, all in Landlord’s reasonable judgment. After receipt of written notice from Tenant designating the manager, Landlord shall use commercially reasonable efforts to enter into a property management contract with such manager in a timely manner.

(c) Dispute of Assumption of Management. If a dispute arises between the parties in connection with the assumption of management by a third party management company, as applicable, pursuant to this Paragraph 5, and such dispute is submitted to arbitration in accordance with Paragraph 40 [Arbitration of Disputes], prior to the resolution of such matter by arbitration the disputed assumption of management shall not proceed, with any required transfer of management and/or other required adjustments made after the matter is ultimately determined by arbitration.

6. RESTRICTIONS ON USE. Tenant acknowledges that the Premises and Common Areas may not be used or operated in violation of the requirements of the Declaration or the CC&Rs, and Hazardous Materials may not be used or located on the Premises or Common Area in a manner which would adversely affect Landlord’s rights and benefits under the Seller Indemnity described in Subparagraph 39(d) [Seller Indemnity] (all such documents are collectively referred to as the “Restrictive Documents”); provided, however, that the parties agree that Tenant’s permitted use under this Lease and parking rights under Paragraph 36 [Parking] do not violate the Restrictive Documents. Landlord has listed certain specific uses and activities that are prohibited on all or certain portions of the Premises and Common Area pursuant to the Restrictive Documents on Exhibit “G” attached hereto. In addition, Landlord shall have the right to modify Exhibit “G” to add other restrictions on use and activities on the Premises and Common Area under the Restrictive Documents, by written notice to Tenant, so long as such restrictions do not materially adversely affect Tenant’s permitted use of the Premises, Tenant’s Minimum Parking or Tenant’s access to the Premises. Tenant shall not use the Premises or Common Area in a manner in violation of the requirements listed on Exhibit “G”, as it may be amended by Landlord from time to time in accordance with the preceding sentence, and upon written notice from Landlord Tenant shall discontinue any such use of the Premises or Common Area. In addition, Tenant shall not do or permit anything to be done in or about the Premises or Common Area which will obstruct or interfere with the Clean-up Facilities, or with the rights of any parties to the Declaration or the CC&Rs or any other tenant or occupant in the Project, or injure them, nor use or allow the Premises or Common Area to be used for any unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises or Common Area. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises or Common Area. Landlord acknowledges that, for purpose of this Paragraph, the existence of the Existing Hazardous Materials (as defined in Paragraph 39 [Hazardous Materials Liability]) on the Project on the Commencement Date, and Tenant’s failure to remediate such Existing Hazardous Materials, shall not be a violation of Tenant’s obligations under this Paragraph 6 with respect to nuisance or waste.

7. COMPLIANCE WITH LAWS.

(a) Tenant’s Compliance Obligations. Tenant shall promptly, at its sole expense, maintain the Premises, any Alterations permitted hereunder and Tenant’s use and operations thereon in strict compliance at all times with all present and future laws, statutes, ordinances, resolutions, regulations, proclamations, orders or decrees of any municipal, county, state or federal government or other governmental or regulatory authority with jurisdiction over the Project, or any portion thereof, whether currently in effect or adopted in the future and whether or not in the contemplation of the parties hereto (collectively, “Laws”), and shall not do or permit anything to be done by Tenant Parties within the Common Area which will in any way conflict with or cause a violation of Laws. Such Laws shall include, without limitation, all Laws relating to health and safety (including, without limitation, the California Occupational Safety and Health Act of 1973 and the California Safe Drinking Water and Toxic Enforcement Act of 1986, including posting and delivery of notices required by such Laws with respect to the Premises and Common Area) and disabled accessibility including, without limitation, the Americans with Disabilities Act, 42 U.S.C. section 12101 et seq., Environmental Laws, and all present and future life safety, fire, sprinkler, seismic retrofit, building code and municipal code requirements; provided however, that Tenant’s obligation to comply with Environmental Laws is subject to the terms and conditions of Paragraph 39 [Hazardous Materials Liability], and Tenant shall not be responsible for compliance with clean-up provisions of any Environmental Laws except to the extent of any release caused or permitted by the Tenant Parties or otherwise included in Tenant’s indemnity contained in Subparagraph 39(b) [Hazardous Materials Liability; Tenant Indemnity]. Notwithstanding the

foregoing, Tenant shall not be required to make any structural alterations to the building exterior walls and windows, foundation, floors, roof membrane, roof system, raised shell sprinklers, related structural components, unenclosed secondary stairwells, and the slab components and subgrade specifications providing structural support and reductions in vapor transmission as more particularly described in that certain letter from Perry Palmer to Ed Axelson, dated January 14, 1997, and attached hereto as Exhibit “H” (all of the foregoing collectively, the “Base Building Improvements”), or to the Common Area, in order to comply with Laws unless the requirement that such alterations be made is triggered by any of the following (or, if such requirement results from the cumulative effect of any of the following when added to other acts, omissions, negligence or events, to the extent such alterations are required by any of the following): (i) the installation, use or operation of any Alterations, or any of Tenant’s trade fixtures or personal property; (ii) the acts, omissions or negligence of Tenant, or any of its servants, employees, contractors, agents or licensees; or (iii) the particular use or particular occupancy or manner of use or occupancy of the Premises or Common Area by Tenant, or any of its servants, employees, contractors, agents or licensees (collectively, “Tenant Parties”). The parties acknowledge and agree that Tenant’s obligation to comply with all Laws as provided in this paragraph (subject to the limitations contained herein) is a material part of the bargained-for consideration under this Lease. Tenant’s obligations under this Paragraph shall include, without limitation, the responsibility of Tenant to make substantial or structural repairs and alterations to the Premises (including the Base Building Improvements, Tenant Improvements, and any Alterations) to the extent provided above, regardless of, among other factors, the relationship of the cost of curative action to the Rent under this Lease, the length of the then remaining Term hereof, the relative benefit of the repairs to Tenant or Landlord, the degree to which the curative action may interfere with Tenant’s use or enjoyment of the Premises, and the likelihood that the parties contemplated the particular Law involved. Tenant waives any rights now or hereafter conferred upon it by any existing or future Law to terminate this Lease, to receive any abatement, diminution, reduction or suspension of payment of Rent, or to compel Landlord to make any repairs to comply with any such Laws, on account of any occurrence or situation arising during the Term.

(b) Insurance Requirements. Tenant shall not do or permit anything to be done in or about the Project or bring or keep anything therein which will cause a cancellation of any insurance on the Project or otherwise violate any requirements, guidelines, conditions, rules or orders with respect to such insurance. Tenant shall at its sole cost and expense promptly comply with the requirements of the board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises or the Common Area (other than in situations where compliance involves repair, maintenance or replacement of items that Landlord is expressly required to repair, maintain or replace under this Lease).

(c) No Limitation on Obligations. The provisions of this Paragraph 7 shall in no way limit Tenant’s maintenance, repair and replacement obligations under Paragraph 9 [Repair and Maintenance], or Tenant’s obligation to pay Expenses under Paragraph 4(c) [Additional Charges for Expenses and Taxes]. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether Landlord is a party thereto or not, that Tenant has so violated any such Law shall be conclusive of such violation as between Landlord and Tenant.

8. ADDITIONAL ALTERATIONS.

(a) Landlord’s Alterations. Landlord shall not be permitted to make or suffer to be made any additional alterations, additions or improvements in, on or to the Buildings or any part thereof without the prior written consent of Tenant, except as may be required by Law or as expressly required or permitted by this Lease.

(b) Landlord’s Consent to Tenant’s Alterations. Tenant shall not make or suffer to be made any additional alterations, additions or improvements (the “Alterations”) in, on or to the Premises or Common Area or any part thereof, without the prior written consent of Landlord, including, without limitation, the Initial Alterations (which shall all be made only in accordance with this Paragraph 8 and shall be included in the definition of Alterations for all purposes under this Lease). Failure of Landlord to give its disapproval to any Alterations within fifteen (15) calendar days after receipt of Tenant’s written request for approval shall constitute approval by Landlord of such Alterations so long as Tenant’s request includes the following statement in capitalized and boldfaced letters: BY FAILING TO RESPOND TO THIS REQUEST WITHIN FIFTEEN DAYS, YOU WILL BE DEEMED TO HAVE APPROVED THE TENANT’S INSTALLATION OF THE ALTERATIONS DESCRIBED IN THIS REQUEST. Any Alterations in, on or to the Premises or Common Areas, except for Tenant’s movable furniture and equipment, trade fixtures and Alterations which may be removed without damage to the Premises, shall become the property of Landlord upon their completion without compensation to Tenant. Landlord shall not unreasonably withhold its consent to Alterations that (i) do not materially affect the structure of the Buildings, the Building Systems (as defined below) or the Buildings’ security or other systems; (ii) are not visible from the exterior of the Buildings; (iii) are consistent with Tenant’s permitted use hereunder; and (iv) comply with the Declaration; the CC&Rs; any easements, licenses or other use agreements or encumbrances on Landlord’s title to the Land (including, without limitation, any underground easements in favor of PG&E or AirProducts); and any Mortgage.

(c) Permitted Alterations. Notwithstanding Subparagraph 8(b), Tenant may make Alterations to the Premises (but not the Common Area, or the interior courtyard or roof of any Building) without Landlord’s prior consent so long as (x) such Alterations comply with items (i) through (iv) in Paragraph 8(b) [Landlord’s Consent to Tenant’s Alterations], (y) such Alterations do not require underground digging, and (z) the cost of each such Alteration (or group of Alterations, if occurring substantially at the same time and as part of a single project) does not exceed Fifty Thousand Dollars ($50,000), and the cost of all such Alterations in any twelve (12) month period during the Term in the aggregate does not exceed One Hundred Thousand Dollars ($100,000) (any such Alterations being defined herein as “Permitted Alterations”).

(d) Requirements for Tenant Alterations. Tenant shall make any Alterations consented to or permitted under this Paragraph 8 at Tenant’s sole cost and expense, in compliance with the following requirements: (i) Alterations (other than Permitted Alterations) shall be made in accordance with plans and specifications reasonably approved by Landlord, and all Alterations shall be made in accordance with the requirements of Paragraph 10 [Liens]; (ii) any contractor or person selected by Tenant to make Alterations (other than Permitted Alterations) must first be approved in writing by Landlord, in its reasonable discretion; (iii) Alterations shall be made in compliance with all applicable Laws; (iv) Alterations shall not alter or interfere with the ceiling of any Building (all partitions being below the ceiling grid, except in areas designated by Landlord on plans and specifications), unless approved by Landlord in its sole discretion; and (v) Alterations shall not cause more than fifty percent (50%) of the rentable floor area on any floor in any Building to be enclosed as hard wall office unless approved by Landlord in its sole discretion; provided, however, that Tenant may make Alterations that do not comply with the standards set forth in items (iv) and (v) above (subject to any other applicable Landlord consent requirement) if Tenant agrees to reconfigure the affected floor to such standard upon expiration or earlier termination of this Lease. By making Alterations which do not comply with the standards set forth in items (iv) and (v) above, Tenant shall be deemed to have agreed to reconfigure the Premises upon expiration or termination of the Lease as provided above unless Landlord specifically agrees otherwise in writing. Upon completion of any Alterations (other than Permitted Alterations), Tenant shall furnish Landlord with a complete set of final as-built plans and specifications, at Tenant’s cost and expense. If Tenant fails to provide Landlord with any such final as-built plans and specifications within one hundred twenty (120) days after completion of the applicable Alterations, Landlord may, at Landlord’s election, cause such final as-built plans and specifications to be prepared at Tenant’s cost and expense, and the expenses thereof incurred by Landlord shall be reimbursed as Additional Charges within thirty (30) days after submission of a bill or statement therefor. With respect to items (i) and (ii) above, failure of Landlord to give its disapproval to any plans and specifications or general contractor within fifteen (15) calendar days after receipt of Tenant’s written request for approval shall constitute approval by Landlord of such matters so long as Tenant’s request includes the following statement in capitalized and boldfaced letters: BY FAILING TO RESPOND TO THIS REQUEST WITHIN FIFTEEN DAYS, YOU WILL BE DEEMED TO HAVE APPROVED THE PLANS AND SPECIFICATIONS AND/OR GENERAL CONTRACTOR FOR TENANT’S ALTERATIONS DESCRIBED IN THIS REQUEST.

(e) Removal of Alterations and Restoration. Upon the expiration or sooner termination of the Term, Tenant shall upon demand by Landlord, at Landlord’s election, either (i) at Tenant’s sole cost and expense, forthwith and with all due diligence remove any Alterations made by or for the account of Tenant that are designated by Landlord to be removed and restore the Premises to its original condition as of the Commencement Date, subject to normal wear and tear and the rights and obligations of Tenant concerning casualty damage pursuant to Paragraph 22 [Damage and Destruction], or (ii) pay Landlord the reasonable estimated cost thereof as required by Subparagraph 26(b) [Delivery and Restoration of Premises]. Upon the written request of Tenant prior to installation of any Alterations, Landlord shall notify Tenant of its election to require that such Alterations must be removed upon the expiration or sooner termination of this Lease, so long as such written request clearly requests Landlord’s election regarding the removal of such Alterations. Landlord’s failure to specifically notify Tenant of Landlord’s election shall be deemed Landlord’s election to require removal of the Alterations upon expiration of the Term, notwithstanding any deemed approval by Landlord of the Alterations pursuant to this paragraph.

(f) Reimbursement of Landlord’s Review Costs. Tenant shall reimburse Landlord upon demand for any reasonable out-of-pocket expenses incurred by Landlord in connection with the review of any Alterations made by Tenant, including reasonable fees charged by Landlord’s contractors or consultants to review plans and specifications prepared by Tenant.

9. REPAIR AND MAINTENANCE.

(a) Landlord’s Obligations (Landlord’s Cost). Landlord shall maintain, repair and replace, at its sole cost and expense, the following, except as provided in Subparagraph 9(d) [Tenant’s Obligations for Structural Maintenance] below: (i) the roof structure (but not the roof membrane) and structural portions of the Buildings (including load bearing walls and foundations); (ii) all underground plumbing owned by Landlord from the point of connection to the City of Mountain View’s main line to the point of entry into each of the Buildings; and (iii) structural portions of the parking facilities in Parcel 2, to the extent the required maintenance, repair or replacement results from defects in the original design or construction of the parking facilities (but not including resurfacing, pothole repair or a new slurry seal, if required by use of the parking facilities or from other causes).

(b) Landlord’s Obligations (Tenant’s Cost). Landlord shall maintain, repair and replace (i) the exterior of each Building, and (ii) parking areas and structures, courtyards, sidewalks, entry ways, lawns, landscaping and other similar facilities of the Buildings and Common Areas. Tenant shall be responsible for all costs incurred by Landlord in connection with Landlord’s obligations under this Paragraph 9(b), which costs shall be payable by Tenant as Additional Charges in accordance with Paragraph 3(c) to the extent they are properly included in Expenses thereunder. Tenant shall notify Landlord in writing within fifteen (15) days (or immediately by telephone or facsimile in the event of emergency, with prompt confirmation delivered in accordance with Paragraph 28 [Notices]) after Tenant becomes aware of any circumstances which Tenant believes may trigger Landlord’s obligations under Subparagraph 9(a) or 9(b). Landlord shall not be in breach of its obligations under Subparagraph 9(a) or 9(b) with respect to any particular repair, replacement or maintenance requirement unless and until Landlord has received such written notice from Tenant and had sufficient opportunity to satisfy such obligations. Tenant shall be liable to Landlord for any additional cost incurred by Landlord in satisfying such obligations, or any damage to the Project, resulting from Tenant’s failure to timely notify Landlord of such circumstances as required by this paragraph. Tenant shall cooperate with Landlord in connection with Landlord’s repair, maintenance and replacement activities pursuant to Paragraphs 9(a) and (b), including, without limitation, by cooperating in any reasonable temporary parking restrictions and limitations and/or other reasonable limitations on use of the Common Areas during such activities.

(c) Tenant’s Obligations. Tenant shall maintain, repair and replace, at its sole cost and expense, all portions of the Premises which are not listed under Subparagraphs 9(a) and 9(b), including, without limitation, (i) the roof membrane, (ii) the Building systems for electrical, mechanical, HVAC and plumbing and all controls appurtenant thereto (collectively, “Building Systems”), and (iv) the interior portion of the

Buildings, the Tenant Improvements, the Alterations, and any additional tenant improvements, alterations or additions installed by or on behalf of Tenant within the Premises. Parcel 2 shall at all times be maintained in the condition of a first-class office and research and development park. Without limiting the foregoing, the Building Systems shall be maintained in accordance with certain standards and a maintenance schedule which shall be provided by Landlord, at Landlord’s option, in accordance with commercially reasonable recommendations of Landlord’s landscaping and/or building contractors, manufacturers and/or consultants. If and when Landlord provides maintenance standards and schedule for the Building Systems, Tenant agrees to review the maintenance standards and schedule proposed by Landlord within ten (10) business days following the date they are submitted by Landlord to Tenant and to notify Landlord, in writing, of any objections to the standards and schedule, in Tenant’s reasonable discretion. If Tenant fails to notify Landlord of any objection within such ten (10) business day period, Tenant shall be deemed to have approved the proposed standards and schedule. If Tenant objects to the proposed standards and schedule and the parties are unable to resolve Tenant’s objections, either party may submit such dispute to arbitration pursuant to Paragraph 40 [Arbitration of Disputes], provided that prior to the resolution of such matter by arbitration, Tenant shall maintain the Project in accordance with Landlord’s proposed standards and schedule. The maintenance standard and schedule which are placed into effect pursuant to this paragraph shall be added to the Lease as Exhibit “I”, and may be amended by Landlord from time to time during the Term, by delivering written notice thereof to Tenant, subject to Tenant’s approval in its reasonable discretion in accordance with the procedure set forth in this paragraph. Tenant’s obligations under this Paragraph 9 include, without limitation, the replacement, at Tenant’s sole cost and expense, of any portions of Parcel 2 which are not Landlord’s express responsibility under Subparagraph 9(a) or 9(b), if it would be commercially prudent to replace, rather than repair, such portions of Parcel 2, regardless of whether such replacement would be considered a capital expenditure. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect. In addition, Tenant hereby waives and releases its right to terminate this Lease under Section 1932(1) of the California Civil Code or under any similar law, statute or ordinance now or hereafter in effect.

(d) Tenant’s Obligations for Structural Maintenance. Notwithstanding the provisions of Subparagraph 9(a) [Landlord’s Obligations (Landlord’s Cost)] and without limiting Tenant’s other obligations hereunder, Tenant shall bear the full cost of structural repairs or maintenance to preserve the Buildings in good working order and condition, to the extent such structural repair and/or maintenance is required due to the following (except to the extent any claims arising from any of the following are reimbursed by insurance carried by Landlord, are covered by the waiver of subrogation in Paragraph 13 [Waiver of Subrogation] or are otherwise provided for in Paragraph 22 [Damage and Destruction]): (i) the installation, use or operation of any Alterations or other modification to the Premises or Common Area made by Tenant; (ii) the installation, use or operation of Tenant’s property or fixtures; (iii) the moving of Tenant’s property or fixtures in or out of any Building or in and about the Project; or (iv) the acts, omissions or negligence of Tenant, or any of its servants, employees, contractors, agents or licensees, or the particular use or particular occupancy or manner of use or occupancy of the Premises or Common Area by Tenant or any such person. In addition, if at any time during the Term Hazardous Materials are released, discharged, or disposed of on any portion of the Premises or Common Area, in violation of Tenant’s obligations hereunder, repairs of the storm drains and/or plumbing from the point of connection to the City of Mountain View’s main line to the point of entry into each of the Buildings shall be excluded from Landlord’s obligations under this Paragraph 9. Tenant shall not cause or permit any disposal or release of Hazardous Substances into the plumbing systems at the Project. Prior to Tenant’s performance of any structural repairs or maintenance required under this paragraph, the parties shall agree on the scope of the required structural repair or maintenance, and shall agree upon which alternative method is appropriate if more than one alternative exists. If the parties are unable to agree on the scope or alternative, despite reasonable efforts, such dispute shall be submitted to arbitration pursuant to Paragraph 40 [Arbitration of Disputes]; provided, however, that if the failure to make any such structural repair or maintenance during the pendency of such arbitration would have a material, detrimental effect on the condition or operation of any Building, Tenant shall either (x) delay the activity which would trigger the required structural repair or maintenance, or (y) if such activity already has occurred or cannot be delayed, commence and diligently pursue the required structural repair or maintenance based on the scope and alternative (if more than one) specified by Landlord, with a reasonable adjustment to be made by the parties after the matter is ultimately determined by arbitration.

(e) Maintenance Service Contracts. In connection with Tenant’s maintenance and repair obligations contained in this Paragraph 9, Tenant shall, at its own cost and expense, enter into regularly scheduled preventive maintenance service contracts with maintenance contractors approved by Landlord, in its reasonable discretion, for servicing all hot and cold water, heating, air conditioning and electrical systems, elevators and equipment within the Buildings, and shall provide copies of such contracts to Landlord. At Landlord’s option at any time in which Tenant is in default hereunder, maintenance service contracts shall be prepaid by Tenant on an annual basis. Tenant shall use commercially reasonable efforts to cause each maintenance service contract to specifically name Landlord as a third party beneficiary, with the right to receive copies of all notices delivered under such contract and the ability to exercise Tenant’s rights thereunder upon Tenant’s default under this Paragraph 9, at Landlord’s election. If Tenant is unable, despite such efforts, to include such rights in any maintenance service contract, Tenant agrees to itself provide Landlord with copies of notices delivered under such contract, and at Landlord’s election Tenant shall assign Tenant’s rights under such contract to Landlord upon Landlord’s exercise of its rights under Subparagraph 9(f) [Cure Rights].

(f) Cure Rights. Tenant shall have a period of thirty (30) days from the date of written notice from Landlord within which to cure any failure to fulfill any of its obligations under this Paragraph 9; provided, however, that if such failure is curable but cannot be cured within such thirty (30) day period, Tenant shall have such additional time as may be reasonably required to cure so long as Tenant commences such cure within the initial thirty (30) day period and diligently prosecutes such cure to completion. If Tenant fails to cure such failure as provided above, or in the event of an emergency which materially adversely affects the Project, Landlord may, at Landlord’s election, cure such failure (including, without limitation, by exercising Tenant’s rights under any maintenance service contract), at Tenant’s cost and expense, and the expenses thereof incurred by Landlord shall be reimbursed as Additional Charges within thirty (30) days after submission of a bill or statement therefor. The remedies described in this paragraph constitute Landlord’s exclusive remedies if Tenant fails to maintain, repair or replace any portions of the Premises or Common Area in accordance with its obligations under this Paragraph 9; provided, however, that nothing contained in this Subparagraph 9(f) shall limit Landlord’s right to receive reimbursement for attorneys’ fees or waive or affect Tenant’s indemnity and insurance obligations under this Lease and Landlord’s rights to those indemnity and insurance obligations

(g) No Liability of Landlord. There shall be no abatement of Rent with respect to, and Landlord shall not be liable for any injury to or interference with Tenant’s business arising from, any repairs, maintenance, alteration or improvement in or to any portion of the Project or the Clean-up Facilities by any party, except as expressly and specifically provided in Paragraph 22 [Damage and Destruction], provided, however that (i) Base Rent and Additional Charges may be abated during the period of any interference to Tenant’s business which exceeds ninety (90) days, in proportion to the portion of the Premises Tenant is unable to use, only if such interruption results from an insured casualty such that proceeds are payable to Landlord under the rental interruption insurance carried by Landlord pursuant to Subparagraph 12(e) [Landlord’s Insurance Obligations] and only to the extent of such proceeds actually received by Landlord, and (ii) subject to the limitations on Tenant’s recourse against Landlord contained in Subparagraph 21(d) [Tenant’s Remedies], Landlord shall be liable for any actual damage to Tenant to the extent caused by Landlord’s gross negligence or willful misconduct in connection with any such repairs, maintenance, alteration or improvement.

10. LIENS. Tenant shall keep the Project free from any liens arising out of any work performed, material furnished or obligations incurred by Tenant, including, without limitation, the Initial Alterations. If Tenant does not, within thirty (30) days following notice by Landlord of any such lien, cause it to be released of record by payment or posting of a proper bond (or such shorter period of time as may be required to avoid a default under any Mortgage), Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause it to be released by such means as Landlord deems proper, including payment of the claim giving rise to such lien. All sums paid and expenses incurred by Landlord in connection therewith shall be considered Additional Charges and shall be payable to Landlord by Tenant on demand, with interest at the Default Rate. Landlord shall have the right at all times to post and keep posted on the Premises and Common Area any notices permitted or required by law or by any Mortgagee, for the protection of the Premises, the Buildings, the Land, the Common Area, the Project, Landlord, any Mortgagee, and any other party having an interest in any portion of the Project from mechanics’ and materialmen’s liens. Tenant shall give Landlord at least five (5) business days’ prior notice of commencement of any construction on the Premises or Common Area other than Permitted Alterations. This Paragraph 10 shall survive any termination of this Lease.

11. ASSIGNMENT AND SUBLETTING.

(a) Restriction on Assignment and Subleasing. Tenant shall not directly or indirectly, voluntarily, by a change of control transaction, or by operation of law, (i) sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises, the Tenant Improvements, the Initial Alterations, any additional Alterations or Tenant’s leasehold estate hereunder (collectively, “Assignment”), or (ii) sublet the Premises or any portion thereof or otherwise permit the Premises to be occupied by anyone other than Tenant (collectively, “Sublease”), without Landlord’s prior written consent to each Assignment or Sublease, which consent shall not be unreasonably withheld or delayed by Landlord; provided, however, that Landlord may withhold its consent, in its sole discretion, to any Assignment which affects less than the entire Premises, or any Sublease which would result in more than two (2) separate entities (including Tenant and any subtenants or other occupants) occupying any floor in any Building. Without otherwise limiting the criteria upon which Landlord may withhold its consent to any proposed Sublease or Assignment, if Landlord withholds its consent where either (i) the creditworthiness of the proposed Sublessee or Assignee is not reasonably acceptable to Landlord or any Mortgagee, or (ii) the proposed Sublessee’s or Assignee’s use of the Premises is not in compliance with the allowed Tenant’s Use of the Premises as described in the Basic Lease Information or, in Landlord’s judgment, would require or result in presence of Hazardous Materials on the Premises and/or Common Area in excess of those described in Subparagraph 39(f) [Tenant’s Disclosure Obligations], such withholding of consent shall be presumptively reasonable. If Landlord consents to the Sublease or Assignment, Tenant may thereafter enter into a valid Sublease or Assignment upon the terms and conditions set forth in this Paragraph 11. As used herein, “change of control transaction” shall mean any transaction or series of transactions resulting in (i) the transfer of control of Tenant, other than by reason of death, or, (ii) if Tenant is a corporation, the direct or indirect change in the control of Tenant or in the ownership by the stockholders or an affiliated group of stockholders of fifty percent (50%) or more of the outstanding stock as of the date of the execution and delivery of this Lease. As used in this Paragraph 11, “control” means the power to direct or cause the direction of the day-to-day management and policies of a company, whether through the ownership of voting securities, or partnership or membership interests, by contract, by interlocking boards of directors, or otherwise. Notwithstanding anything to the contrary contained in this Lease, any transfer or issuance of stock over the New York Stock Exchange, the American Stock Exchange, or NASDAQ shall not be deemed an assignment, subletting or other transfer of this Lease or the Premises requiring Landlord’s consent for purposes of this Paragraph 11.

(b) Required Notice. If Tenant desires at any time to enter into an Assignment of this Lease or a Sublease of the Premises or any portion thereof, it shall first give written notice to Landlord containing (i) the name of the proposed assignee, subtenant or occupant; (ii) a description of the proposed assignee’s, subtenant’s, or occupant’s business and activities to be carried on in the Premises; (iii) the terms and provisions of the proposed Assignment or Sublease; and (iv) such financial information as Landlord may reasonably request concerning the proposed assignee, subtenant or occupant.

(c) Landlord’s Response To Proposed Assignment. Within fifteen (15) days after Landlord’s receipt of the notice specified in Subparagraph 11(b) [Required Notice] with respect to an Assignment of Tenant’s interest under this Lease, Landlord may by written notice to Tenant elect to (i) terminate this Lease,

(ii) consent to the Assignment, or (iii) disapprove the Assignment. Notwithstanding anything in this Subparagraph 11(c) to the contrary, Landlord shall not have the right to terminate this Lease in connection with any “Permitted Transfer” (as defined below).

(d) Landlord’s Response To Proposed Sublease. Within fifteen (15) days after Landlord’s receipt of the notice specified in Subparagraph 11(b) [Required Notice] with respect to a Sublease, Landlord may by written notice to Tenant elect to (i) sublease itself the portion of the Premises specified in Tenant’s notice; (ii) consent to the Sublease; or (iii) disapprove the Sublease. Notwithstanding anything in this Subparagraph 11(d) to the contrary, Landlord shall not have the rights set forth in (i) and (iii) of this Subparagraph 11(d) in connection with any Sublease to a “Strategic Partner” (as defined below) in compliance with Subparagraph 11(h) [Strategic Partners]. If Landlord elects to Sublease from Tenant as described in clause (i) above, the Monthly Base Rent payable by Landlord shall be the rent set forth in Tenant’s notice (which shall be allocated between Landlord and Tenant in accordance with Subparagraph 11(e) [Bonus Rent]). If Landlord exercises the option set forth in clause (i) above with respect to a portion of the Premises, Landlord shall have the right to further sublease that portion of the Premises at Landlord’s election without the consent of Tenant.

(e) Bonus Rent. If Landlord consents to any Assignment or Sublease pursuant to Subparagraph 11(c) [Landlord’s Response To Proposed Assignment] or Subparagraph 11(d) [Landlord’s Response To Proposed Sublease], Tenant may within one hundred twenty (120) days after Landlord’s consent, but not later than the expiration of said one hundred twenty (120) days, enter into such Assignment or Sublease of the Premises or portion thereof upon the terms and conditions set forth in the notice furnished by Tenant to Landlord pursuant to Subparagraph 11(b) [Required Notice]. However, fifty percent (50%) of all “Net Profits” (as defined in the next sentence) realized by Tenant under any such Assignment or Sublease shall be paid to Landlord as and when received by Tenant. As used herein, “Net Profits” shall mean any sums received by Tenant in excess of the amounts payable by Tenant to Landlord (including Base Rent and Additional Charges), on a per-square-foot basis, for the applicable term pursuant to this Lease after deducting from such excess only the actual and reasonable, third-party, out of pocket expenses incurred by Tenant in connection with such Assignment or Sublease, together with the actual, fair market rental or sales proceeds received by Tenant that are equitably allocable to the sale or rental of Tenant’s personal property (but not to the Initial Alterations or to any furniture, fixtures or equipment conveyed to Tenant by Netscape that are affixed to the Premises) to the assignee or sublessee (all such deducted expenses and proceeds shall be referred to herein as the “Deducted and Unrelated Costs”). All Deducted and Unrelated Costs shall be amortized, on a straight-line basis (without interest), over the period commencing on the date such costs are incurred and expiring on the Expiration Date. Tenant shall use commercially reasonable efforts to provide Landlord reasonable advance notice of Tenant’s calculations of any Net Profits and Deducted and Unrelated Costs but, in all cases, shall have an obligation to provide Landlord such calculations on or before the date of delivery to Landlord of the assignment or sublease agreement for which Landlord’s consent is requested hereunder. Failure by Landlord to either consent or refuse such consent to a proposed Assignment or Sublease within the fifteen (15) day time period specified above shall be deemed to be Landlord’s consent thereto.

(f) Effect of Transfer. Landlord’s consent to any Assignment or Sublease shall not relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after the Assignment or Sublease. Landlord’s consent to any Assignment or Sublease shall not relieve Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease. Any Assignment or Sublease that is not in compliance with this Paragraph 11 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of Base Rent or Additional Charges by Landlord from a proposed assignee or sublessee shall not constitute the consent to such Assignment or Sublease by Landlord.

(g) Permitted Transfer. The following shall be deemed a voluntary Assignment of Tenant’s interest in this Lease: (i) any dissolution, merger, consolidation, or other reorganization of Tenant; and (ii) if the capital stock of Tenant is not publicly traded, the sale or transfer of stock to one person or entity possessing or controlling more than fifty percent (50%) of the total combined voting power of all classes of Tenant’s stock issued, outstanding and entitled to vote for the election of directors. Notwithstanding anything to the contrary contained in this Paragraph 11, Tenant may enter into any of the following transfers (a “Permitted Transfer”) without Landlord’s prior written consent: (1) Tenant may assign its interest in the Lease to a corporation which results from a merger, consolidation or other reorganization, so long as immediately following such transaction the surviving corporation satisfies each of the Credit Standards; and (2) Tenant may assign this Lease to a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant, so long as immediately following such transaction such acquiring corporation satisfies each of the Credit Standards. “Credit Standards” shall mean each of the following, as reflected in audited financial statements (which include an unqualified certification by a licensed certified pubic accountant reasonably acceptable to Landlord) provided to Landlord: (a) a tangible net worth of at least One Hundred Eighty Million Dollars ($180,000,000); (b) a ratio of current assets to current liabilities of at least 1.75:1; (c) unencumbered and unrestricted cash and cash equivalents of the greater of One Hundred Million Dollars ($100,000,000) or five percent (5%) of Tenant’s total assets; (d) a ratio of debt to equity (on an historic cost basis) not in excess of 2:1; and (e) no operating losses (exclusive of losses due to acquisitions) for the prior two (2) years (combined operations of pre-existing entities). Notwithstanding any such assignment, the original Tenant shall remain liable for performance and compliance with all of the terms, conditions and provisions of this Lease. After a Permitted Transfer, the surviving entity shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such surviving entity assumes the obligations of Tenant hereunder. If, after a Permitted Transfer described in clause (2) above, the stock of the surviving Tenant is no longer publicly traded, then the acquiring corporation in such Permitted Transfer (the “Acquiring Entity”) shall promptly execute and deliver to Landlord a guaranty of lease in form reasonably satisfactory to Landlord under which the Acquiring Entity guarantees the full payment and performance of the obligations of Tenant under this Lease (the “Lease Guaranty”). The foregoing notwithstanding, if the Acquiring Entity is itself not a publicly-traded corporation, but is instead the subsidiary of a publicly-traded corporation (or a subsidiary in a chain of entities in which a parent corporation is publicly traded), then the publicly-traded parent corporation shall be required to execute and deliver to Landlord the Lease Guaranty. In addition, if after such acquisition Tenant no longer prepares audited financial statements, then in addition to the financial statements required to be delivered by Tenant hereunder, the entity required to execute the Lease Guaranty shall provide Landlord its audited financial statements at the times and in the manner required of Tenant hereunder. It is the intent of the parties that after a Permitted Transfer, Landlord shall be entitled to rely on the creditworthiness of a publicly-traded corporation and to receive audited financial information from a publicly-traded corporation.

(h) Strategic Partners. Tenant may Sublease portions of the Premises to Tenant’s Strategic Partners (as defined below) without Landlord’s prior consent, subject to the following conditions: (1) after any such Sublease, Tenant shall continue to directly occupy at least eighty percent (80%) of the Rentable Area in the Premises; and (2) Tenant shall provide Landlord with written notice at least thirty (30) days’ prior to any such Sublease including the name of the Strategic Partner, the location of the subleased space, the name and address of the Strategic Partner’s agent for service of process and delivery of notices under this Lease, and a certification by an officer of Tenant that the subtenant is a “Strategic Partner” as defined in this Subparagraph 11(h). Any Strategic Partner subleasing a portion of the Premises shall maintain an agent for service of process and notice, and notify Landlord of any changes in such agent, at all times during the term of such sublease. The term “Strategic Partner” shall refer to any entity (i) in which Tenant holds an unsubordinated ownership interest of at least ten percent (10%), (ii) that is engaged in a business which Tenant believes to be of strategic importance to its own business, and (iii) that Tenant determines, in its reasonable business judgment, would benefit Tenant’s business by conducting its own business within Tenant’s Premises.

(i) Assumption by Transferee. Each assignee, sublessee or other transferee, other than Landlord, shall assume all obligations of Tenant under this Lease arising after the date of transfer, as provided in this Subparagraph 11(i), and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Charges, and for the performance of all the terms, covenants, conditions and agreements herein contained on Tenant’s part to be performed for the Term; provided, however, that the assignee, sublessee, mortgagee, pledgee or other transferee shall be liable to Landlord for rent only in the amount set forth in the Assignment or Sublease and shall only be required to perform those obligations under the Lease to the extent that they relate to the portion of the Premises subleased or interest in the Lease assigned. Any Sublease or Assignment shall expressly provide that if this Lease terminates, the subtenant or assignee will attorn to and become the tenant of the Landlord at the option of Landlord if Landlord elects to recognize such assignment or sublease upon such termination. No Assignment shall be binding on Landlord unless the assignee or Tenant delivers to Landlord a counterpart of the Assignment and an instrument that contains a covenant of assumption by the assignee satisfactory in substance and form to Landlord, consistent with the requirements of this Subparagraph 11(i), but the failure or refusal of the assignee to execute such instrument of assumption shall not release or discharge the assignee from its liability as set forth above.

12. INSURANCE AND INDEMNIFICATION.

(a) Release of Landlord. Landlord shall not be liable to Tenant, and Tenant hereby waives all claims against Landlord Parties for any injury or damage to any person or property in or about the Premises or Common Area by or from any cause whatsoever (other than the gross negligence or willful misconduct of Landlord or its agents, servants, contractors or employees (collectively, including Landlord, “Landlord Parties”)), and without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, or other portion of the Buildings or Common Area, or caused by gas, fire, oil, electricity, or any cause whatsoever, in, on, or about the Project or any part thereof (other than that caused by the gross negligence or willful misconduct of Landlord Parties). Tenant acknowledges that any casualty insurance carried by Landlord will not cover, and Landlord shall not be responsible for, loss of income to Tenant or damage to the Alterations in the Premises installed by Tenant or Tenant’s personal property located within the Premises, including, without limitation, during construction of any Alterations. Tenant shall be required to maintain the insurance described in Subparagraph 12(c) [Tenant’s Insurance Requirements] below during the Term.

(b) Tenant Indemnity. Except to the extent caused by the gross negligence or willful misconduct of the Landlord Parties, Tenant shall indemnify and hold the Landlord Parties harmless from and defend the Landlord Parties against any and all claims or liability for any injury or damage to any person or property whatsoever occurring in or on the Premises, including, without limitation, as a result of biological agents, mold or fungus. Tenant further agrees to indemnify and hold the Landlord Parties harmless from, and defend the Landlord Parties against, any and all claims, losses, or liabilities (including damage to Landlord’s property) arising from (x) any breach of this Lease by Tenant and/or (y) the conduct of any work, business or activities of Tenant, its agents, servants, employees, or invitees (collectively, including Tenant, “Tenant Parties”), in or about the Project.

(c) Tenant’s Insurance Requirements. Tenant shall procure at its cost and expense and keep in effect during the Term (including, without limitation, during the course of construction of any Alterations) the following insurance:

(i) Commercial General Liability Insurance. A policy of Commercial General Liability insurance written on an occurrence form, insuring Landlord, any Mortgagee, Tenant, any manager under the CC&Rs, and any other entity with an interest in any portion of the Common Area if designated by Landlord, against any liability arising out of the ownership, use, occupancy, maintenance, repair or improvement of the Premises or the Common Area and as appurtenant thereto. Such insurance shall provide $5,000,000 combined single limit for bodily injury and property damage. The limits of said insurance shall not, however, limit the liability of the Tenant hereunder, and Tenant is responsible for ensuring that the amount of liability insurance carried by Tenant is sufficient for Tenant’s purposes. Tenant may carry said insurance under a blanket policy so long as “per location” liability aggregate limit is maintained, satisfactory to Landlord. If Tenant shall fail to procure and maintain said insurance, Landlord may, but shall not be required to, procure and maintain same, but at the expense of Tenant. In addition, Landlord may elect, at Landlord’s sole option, to procure and maintain liability insurance with respect to the Common Area, at the expense of Tenant. Tenant shall deliver to Landlord prior to occupancy of the Premises copies of policies of liability insurance required herein, and certificates evidencing the existence and amounts of such insurance which name as additional insured Landlord, any Mortgagee, any manager under the CC&Rs, and any other entity with an interest in any portion of the Common Areas if designated by Landlord, with evidence satisfactory to Landlord and any such parties of payment of premiums. No policy shall be cancelable except after ten (10) days’ prior notice or subject to reduction of coverage except after thirty (30) days’ prior written notice to Landlord.

(ii) Time Element Insurance. Business income and extra expense insurance, insuring Tenant for a period of eighteen (18) months against losses arising from the interruption of Tenant’s business, and for lost profits, and charges and expenses which continue but would have been earned if the business had gone on without interruption, insuring against such perils, in such form as is reasonably satisfactory to Landlord. Such insurance should be without deductible in excess of forty-eight (48) hours and on an agreed amount basis with no coinsurance payable.

(iii) Property Insurance. Tenant shall maintain a policy or policies of fire and property damage insurance under “special form” causes of loss (formerly known as “all risk”), also with an earthquake sprinkler leakage endorsement, and including earthquake insurance, insuring any Alterations (to the extent not insured by Landlord as provided in Subparagraph 12(e) below), the personal property, inventory, trade fixtures, and if applicable boiler and machinery, within the Premises for the full replacement value thereof. The proceeds from any of such policies shall be used for the repair or replacement of such items so insured. Tenant acknowledges and agrees that insurance coverage carried by Landlord will not cover Tenant’s property within the Premises and that Tenant shall be responsible, at Tenant’s sole cost and expense, for providing insurance coverage for Tenant’s movable equipment, furnishings, trade fixtures and other personal property in or upon the Premises and for any alterations, additions or improvements to or of the Premises or any part thereof made by Tenant, in the event of damage or loss thereto from any cause whatsoever.

(iv) Course of Construction Insurance. During the course of construction of any Alterations, Tenant shall purchase and keep in force Comprehensive Builder’s Risk/Course of Construction insurance, with the same requirements as property insurance policies described above but with appropriate adjustments to reflect that the Alterations are under construction.

(v) Workers Compensation Insurance. Tenant shall also maintain a policy or policies of workers’ compensation insurance and any other employee benefit insurance sufficient to comply with all Laws.

Insurance required hereunder shall be in companies rated “A” VI or better in “Best’s Insurance Guide.” Tenant shall deliver policies of such insurance or certificates thereof to Landlord on or before the Commencement Date, together with certificates which name as additional insured Landlord and any Mortgagee, and thereafter at least thirty (30) days before the expiration dates of expiring policies; and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option, procure same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Charges within fifteen (15) days after delivery to Tenant of bills therefor. In addition, promptly following completion of construction of the Initial Alterations, and on or before each anniversary of the Commencement Date thereafter, Tenant shall deliver to Landlord a statement of values (each, a “Statement of Values”) reflecting both the value of all Alterations that Tenant requests Landlord to insure pursuant to Paragraph 12(e) and also Tenant’s insurance coverage on its personal property and Alterations that are not to be insured by Landlord pursuant to Paragraph 12(e) below.

(d) Survival. The provisions of this Paragraph 12 shall survive the expiration or termination of this Lease with respect to any claims or liability arising out of events occurring prior to such expiration or termination.

(e) Landlord’s Insurance Obligations. Landlord shall purchase and keep in force a policy or policies of liability, fire and property damage insurance, including provisions allowing the payment of deductibles (which shall be payable by Tenant pursuant to Subparagraph 4(c)) and pre-payment for coverage up to one year, covering loss or damage to the Premises including Tenant Improvements (and also including Alterations to the extent reflected in Tenant’s then-current Statement of Values as Alterations Tenant requests Landlord to insure) and Common Area in the amount of the full replacement value thereof (based, for purposes of the Alterations Landlord is insuring at Tenant’s request, on Tenant’s then-current Statement of Values), insuring direct physical loss or damage included within the “special form” classification of coverage and flood and earthquake insurance, if available, plus a policy of rental income insurance in the amount of eighteen (18) months Base Rent and Additional Charges and, at Landlord’s election pursuant to Subparagraph 12(c)(i) [Commercial General Liability Insurance], Commercial General Liability insurance for the Common Area. At Tenant’s request, Landlord shall include any specific Alterations allowed under this Lease in such policies, provided that Tenant provides Landlord with all information reasonably required by Landlord or its insurer in connection with such Alterations and such Alterations and their insured value are identified in Tenant’s then-current Statement of Values, and Landlord shall not be liable for any under-insurance of Alterations so long as Landlord insures the designated Alterations at the values reflected in the then-current Statement of Values. Notwithstanding anything to the contrary herein, until Tenant delivers its first Statement of Values to Landlord upon completion of the Initial Alterations, Landlord shall continue to insure the Tenant Improvements at the values Landlord is insuring under the Existing Lease as of the Effective Date, notwithstanding any demolition or alteration of such Tenant Improvements or addition of Initial Alterations. Tenant shall pay to Landlord the cost of all such policy or policies of insurance pursuant to Subparagraph 4(c) [Additional Charges for Expenses and Taxes]. If Landlord’s insurance cost is increased due to Tenant’s use of the Premises, Tenant agrees to pay to Landlord the full cost of such increase. Tenant shall have no interest in nor any right to the proceeds of any insurance procured by Landlord for the Premises or the Common Area. Notwithstanding the foregoing obligations of Landlord to carry insurance, Landlord may modify the foregoing coverages if and to the extent it is commercially reasonable to do so; provided, however, that such coverages shall not be voluntarily reduced by Landlord without Tenant’s prior consent.

13. WAIVER OF SUBROGATION. Notwithstanding anything to the contrary in this Lease, to the extent that this waiver does not invalidate or impair their respective insurance policies, the parties hereto release each other and their respective contractors, subcontractors, agents, employees, successors, assignees and subtenants, and any manager under the CC&Rs, from all liability for injury to any person or damage to any property that is caused by or results from a risk (i) which is actually insured against, to the extent of receipt of payment under such policy (unless the failure to receive payment under any such policy results from a failure of the insured party to comply with or observe the terms and conditions of the insurance policy covering such liability, in which event, such release shall not be so limited), (ii) which is required to be insured against under this Lease, or (iii) which would normally be covered by the standard ISO “special” form of casualty insurance, without regard to the negligence or willful misconduct of the entity so released. Tenant shall obtain a similar waiver of subrogation requirement in its construction contracts for any Alterations, and shall require that its contractors obtain a similar waiver from all subcontractors of all tiers. Landlord and Tenant shall each obtain, and shall cause their respective contractors and subcontractors to obtain, from their respective insurers under all policies of fire, theft and other property insurance maintained by either of them at any time during the Term (including during the course of construction of any Alterations) insuring or covering the Project or any portion thereof of its contents therein, a waiver of all rights of subrogation which the insurer of one party might otherwise, if at all, have against the other party, and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver.

14. SERVICES AND UTILITIES.

(a) Tenant’s Responsibility. Subject to the provisions elsewhere herein contained and to the Rules and Regulations, Tenant shall be responsible for arranging for, and direct payment of any and all cost of, garbage pickup, recycling, janitorial, security, transportation management programs, water, electricity, gas, telecommunications, cable and digital communications equipment, required inspections and testing of elevators, fire sprinklers and other life safety equipment and Building Systems, and any and all other utilities and services. Landlord shall cooperate with Tenant’s efforts to arrange all such services, and Tenant shall provide the maintenance, repair and replacement of Building Systems in connection with such utilities and services as described in Subparagraph 9(c) [Repair and Maintenance; Tenant’s Obligations]. Tenant shall cooperate fully with Landlord and abide by all the reasonable regulations and requirements that Landlord may prescribe for the proper functioning and protection of the Building Systems.

(b) Specific Provisions regarding Electricity. Tenant acknowledges that (a) Landlord was not and is not responsible for furnishing electrical systems for, or electrical power to, any of the Buildings either pursuant to the Existing Lease or pursuant to this Lease; (b) pursuant to the Existing Lease, Netscape was responsible for furnishing and installing primary electrical service from PG&E’s point-of-connection outside the Project to a substation point on the Project, and an electrical distribution system from the substation point to and throughout each of the Buildings, as necessary for Netscape’s intended use (the foregoing collectively, the “Electrical Distribution System”); (c) Netscape installed the Electrical Distribution System in a manner that requires that electrical power to each of the Buildings and the Premises is only available through a 12 KV meter (the “Existing Meter”) located at a substation point located on Parcel 1 that also serves Parcel 1, which currently is leased to Netscape; and (d) as a condition to Landlord’s agreement to allow Netscape to install the Electrical Distribution System, Netscape agreed to certain restoration and reconfiguration obligations upon expiration or termination of the Existing Lease, which obligations are assumed by Tenant pursuant to Paragraph 26(c) of this Lease. In consideration of the foregoing, and without limiting the provisions of Paragraph 14(a), (i) Tenant shall at all times be solely responsible for providing electrical power to the Premises and Common Area and for taking all necessary action and performing all obligations associated therewith; (ii) Tenant shall be responsible, at Tenant’s sole expense, for installation (as required), operation and maintenance of the electrical distribution system and all components thereof, and telecommunications and other communications cabling and conduits, throughout Parcel 2, either through the existing Electrical Distribution System and communications cabling and conduits in existence as of the Effective Date or through such replacement or additional systems, cabling and conduits as may be required throughout the Term of this Lease, including, without limitation, any reconfiguration, upgrading, conveyancing or other action required by PG&E, PacBell and/or otherwise to allow reasonably adequate electrical power and communications services to be available to the Premises and each Building throughout the Lease Term; and (iii) Landlord shall not be responsible or liable in any way to Tenant and/or to any other party for any failure by Netscape to allow Tenant, the Premises or any of the Buildings to obtain electrical power from PG&E through the Existing Meter, or for any failure by Netscape to install the “Mercury Meter” (as defined in the Side Agreement).

(c) No Excessive Load. Tenant will not without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, use any apparatus or device in the Premises which, when used, puts an excessive load on any Building or its structure or systems.

(d) No Liability of Landlord. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall Rent be abated by reason of, (i) the installation, use or interruption of use of any equipment in connection with the foregoing utilities and services; (ii) the unavailability, interruption, delay or failure of any utilities (including, without limitation, electricity) or services to the Premises or Common Area which are the responsibility of Tenant under this Lease; (iii) failure to furnish or delay in furnishing any services to be provided by Landlord when such failure or delay is caused by Force Majeure Events, or by the making of repairs or improvements to Parcel 2 or any portion thereof which are the responsibility of Landlord under this Lease; or (iv) the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving Parcel 2 or any Building; provided, however, that (aa) Base Rent and Additional Charges may be abated during the period of any total interruption of utilities to the Premises which exceeds thirty (30) days only if such interruption results from an insured casualty such that proceeds are payable to Landlord under the rental interruption insurance carried by Landlord pursuant to Subparagraph 12(e) [Landlord’s Insurance Obligations] and only to the extent of such proceeds actually received by Landlord, and (bb) subject to the limitations on Tenant’s recourse against Landlord contained in Subparagraph 21(d)

[Tenant’s Remedies], Landlord shall be liable for any actual damage to Tenant’s property to the extent caused by Landlord’s gross negligence or willful misconduct in connection with the failure to furnish or delay in furnishing any services to be provided by Landlord. For purposes of this Lease, “Force Majeure Events” shall mean Acts of God or the elements, Acts of the government, labor disturbances of any character, and other similar conditions, beyond the reasonable control of the party whose performance, obligation or liability is excused or delayed by such event (collectively, “Force Majeure Events”).

15. TENANT’S CERTIFICATES. Tenant, at any time and from time to time, within ten (10) days after written request from Landlord, will execute, acknowledge and deliver to Landlord and, at Landlord’s request, to any prospective purchaser, ground or underlying lessor or Mortgagee of any part of the Project or any other party acquiring an interest in Landlord, a certificate of Tenant substantially in the form attached as Exhibit “J” (with changes required to make such certificate true). The certificate may also contain any other information reasonably required by any such persons. It is intended that any certificate of Tenant delivered pursuant to this Paragraph 15 may be relied upon by Landlord and any prospective purchaser, ground or underlying lessor or Mortgagee of any part of the Project or such other party. If requested by Tenant, Landlord shall provide Tenant with a similar certificate.

16. HOLDING OVER. If Tenant (directly or through any successor-in-interest of Tenant) remains in possession of all or any portion of the Premises after the expiration or termination of this Lease without the consent of Landlord, Tenant’s continued possession shall be on the basis of a tenancy at the sufferance of Landlord. In such event, Tenant shall continue to comply with or perform all the terms and obligations of Tenant under this Lease, except that the Monthly Base Rent during Tenant’s holding over shall be the greater of the then-fair market rent for the Premises (as reasonably determined by Landlord) or one hundred twenty-five percent (125%) of the Monthly Base Rent payable in the last full month prior to the termination hereof. In addition to Rent, Tenant shall pay Landlord for all damages proximately caused by reason of the Tenant’s retention of possession. Landlord’s acceptance of Rent after such termination shall not constitute a renewal of this Lease, and nothing contained in this provision shall be deemed to waive Landlord’s right of re-entry or any other right hereunder or at law. Tenant acknowledges that, in Landlord’s marketing and re-leasing efforts for the Premises, Landlord is relying on Tenant’s vacation of the Premises on the Expiration Date. Accordingly, Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, liabilities, losses, costs, expenses and damages arising or resulting directly or indirectly from Tenant’s failure to timely surrender the Premises, including (i) any loss, cost or damages suffered by, any prospective tenant of all or any part of the Premises, and (ii) Landlord’s damages as a result of such prospective tenant rescinding or refusing to enter into the prospective lease of all or any portion of the Premises by reason of such failure of Tenant to timely surrender the Premises.

17. SUBORDINATION. Without the necessity of any additional document, this Lease shall be subject and subordinate at all times to: (i) all ground leases or underlying leases that may now exist or hereafter be executed affecting any portion of the Premises or Common Area; and (ii) the lien of any mortgage or deed of trust that may now exist or hereafter be executed in any amount for which any portion of the Premises or Common Area or any ground leases or underlying leases, or Landlord’s interest or estate in any of said items, is specified as security (any such lien being herein defined as a “Mortgage” and the holder of any Mortgage being a “Mortgagee”). Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any Mortgage to this Lease. If any ground lease or underlying lease terminates, or any Mortgage is foreclosed or a conveyance in lieu of foreclosure is made, for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Notwithstanding anything to the contrary contained herein, this Lease shall not be subject or subordinate to any ground or underlying lease or to any lien, Mortgage, or other security interest affecting the Premises, and Tenant shall not attorn to the ground lessor, Mortgagee or other holder of the interest to which this Lease would be subordinated unless such ground lessor, Mortgagee or holder executes a reasonable recognition and non-disturbance agreement which provides that Tenant shall be entitled to continue in possession of the Premises on the terms and conditions of this Lease if and for so long as Tenant fully performs all of its obligations hereunder. Not later than the Commencement Date, Landlord shall obtain consent to this Lease from Teachers Insurance and Annuity Association (“Teachers”), and will use diligent good faith efforts to obtain from Teachers prior to the Commencement Date, for the benefit of Tenant, Teachers’ standard form of subordination and non-disturbance agreement in the form attached hereto as Exhibit “K”. Tenant shall execute and deliver upon demand by Landlord, and in the form requested by Landlord or any Mortgagee and reasonably acceptable to Tenant, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such Mortgage. Tenant shall execute, deliver and authorize recordation of any such documents within twenty (20) days after Landlord’s written request.

18. RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the rules and regulations attached to this Lease as Exhibit “L” and all reasonable nondiscriminatory modifications thereof and additions thereto from time to time put into effect by Landlord, provided such rules and regulations do not unreasonably interfere with Tenant’s use of the Premises and the Common Areas as contemplated by this Lease. In the event of an express and direct conflict between the terms, covenants, agreements and conditions of this Lease and those set forth in the rules and regulations, as modified and amended from time to time by Landlord, this Lease shall control.

19. RE-ENTRY BY LANDLORD. Landlord reserves and shall at all reasonable times have the right to re-enter the Premises, upon reasonable prior notice (except in the case of an emergency), and subject to Tenant’s reasonable security precautions and the right of Tenant to accompany Landlord at all times, for the following purposes: to inspect the same; to supply any service to be provided by Landlord to Tenant hereunder (unless Tenant is supplying such service); to show the Premises to prospective purchasers, Mortgagees or tenants (as to prospective tenants other than prospective tenants of any recaptured space, only during the last twelve (12) months of the Term); to post notices of nonresponsibility; to alter, improve or repair the Premises and any portion thereof as required or allowed by this Lease or by law (and Landlord may for that purpose erect, use, and maintain scaffolding, pipes, conduits, and other necessary structures in and through the Premises where reasonably required by the character of the work to be performed); and to take, or allow other parties (including, without limitation, government entities) to take, any actions contemplated by the Declaration or the CC&Rs, or in connection with the remediation orders described in Paragraph 39 [Hazardous Materials], the Clean-Up Facilities or related monitoring or remediation of Hazardous Materials. In addition, Landlord reserves and shall at all times have the right to access and entry to the Common Area, without limitation or restriction, for all of the foregoing purposes. Landlord shall not be liable in any manner for any inconvenience, disturbance, loss of business, nuisance or other damage arising from Landlord’s or any third party’s (including without limitation pursuant to the Declaration or the CC&Rs) entry and acts pursuant to this Paragraph 19. Tenant shall not be entitled to an abatement or reduction of Base Rent or Additional Charges if Landlord exercises any rights reserved in this paragraph. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby, except to the extent caused by Landlord’s gross negligence or willful misconduct. For each of the aforesaid purposes, Landlord shall have the right to use any and all means which Landlord reasonably determines are necessary or proper to open doors on the Premises in an emergency in order to obtain entry to any portion of the Premises. Any entry to the Premises, or portion thereof obtained by Landlord by any of said means, or otherwise, shall not under any emergency circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof. Landlord shall use best efforts during re-entry to not unreasonably interfere with Tenant’s use of the Premises or its business conducted therein.

20. INSOLVENCY OR BANKRUPTCY. The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or an assignment by Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy, reorganization or other debtor relief proceedings, (each of the foregoing, an “Insolvency Proceeding”), whether now existing or hereafter amended or enacted, shall, at Landlord’s option, constitute a breach of this Lease by Tenant, unless a petition in bankruptcy, receiver attachment, or other remedy pursued by a third party is discharged within sixty (60) days. Upon the happening of any such event (including the expiration of such 60 day period, if applicable) or at any time thereafter, this Lease shall terminate five (5) days after written notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by operation of law (except as provided in Paragraph 11 [Assignment and Subletting]) or by voluntary or involuntary bankruptcy proceedings or otherwise. In no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, reorganization or other debtor relief proceedings.

21. DEFAULT.

(a) Tenant’s Default. The failure to perform or honor any covenant, condition or representation made under this Lease shall constitute a “default” hereunder by Tenant upon expiration of the appropriate grace period hereinafter provided, except as expressly and specifically provided in Subparagraph 9(f) [Repair and Maintenance; Cure Rights]. Tenant shall have a period of three (3) days from the date of written notice from Landlord (which notice shall be in lieu of and not in addition to the notice required by Section 1161 of the California Code of Civil Procedure) within which to cure any default in the payment of Base Rent or Additional Charges; provided, however, that Landlord shall not be required to provide such notice more than twice during any four (4) year period during the Term with respect to non-payment of Base Rent or Additional Charges, the third such non-payment constituting default without requirement of notice. Tenant shall have a period of thirty (30) days from the date of written notice from Landlord (which notice shall be in lieu of and not in addition to the notice required by Section 1161 of the California Code of Civil Procedure) within which to cure any other curable default under this Lease; provided, however, that with respect to any curable default other than the payment of Base Rent or Additional Charges that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Tenant commences to cure within thirty (30) days from Landlord’s notice and continues to prosecute diligently the curing thereof. Notwithstanding the foregoing, if a different cure period is specified elsewhere in this Lease with respect to any specific obligation of Tenant, such specific cure period shall apply with respect to a default of such obligation.

(b) Landlord’s Remedies. Upon an uncured default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

(i) The rights and remedies provided by California Civil Code, Section 1951.2, including but not limited to, recovery of the worth at the time of award of the amount by which the unpaid Base Rent and Additional Charges for the balance of the Term after the time of award exceeds the amount of rental loss for the same period that the Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of said Section 1951.2;

(ii) The rights and remedies provided by California Civil Code, Section 1951.4, that allows Landlord to continue this Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Base Rent and Additional Charges as they become due, for so long as Landlord does not terminate Tenant’s right to possession. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not constitute a termination of Tenant’s rights to possession;

(iii) The right to terminate this Lease by giving notice to Tenant in accordance with applicable law;

(iv) If Landlord elects to terminate this Lease, the right and power to enter the Premises and remove therefrom all persons and property, and to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply such proceeds therefrom pursuant to applicable California law.

(c) Landlord’s Default. Landlord shall have a period of thirty (30) days from the date of written notice from Tenant of Landlord’s default (any such notice, a “Landlord Default Notice”) to cure any default by Landlord under this Lease; provided, however, that with respect to any default that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Landlord commences to cure within thirty (30) days from receipt of the Landlord Default Notice and continues to prosecute diligently the curing thereof. Tenant agrees to give any Mortgagee, by registered or certified mail, a copy of any Landlord Default Notice served upon the Landlord, provided that prior to such notice Tenant has been notified in writing of the address of such Mortgagee. If Landlord fails to cure such default within the time provided for in this Lease, then the Mortgagee shall have an additional thirty (30) days after the expiration of such cure period within which to cure such default (provided that Tenant notifies Mortgagee concurrently with Tenant’s delivery of the Landlord Default Notice to Landlord; otherwise, Mortgagee shall have thirty (30) days from the later of the date on which it receives notice of the default from Tenant and the expiration of Landlord’s cure period). If such default cannot be cured by Mortgagee within the cure period, Tenant may not exercise any of its remedies so long as Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure).

(d) Tenant’s Remedies. If any default hereunder by Landlord is not cured within the applicable cure period provided in Subparagraph 21(b) [Landlord’s Default], Tenant’s exclusive remedies shall be an action for specific performance or action for actual damages. Tenant hereby waives the benefit of any laws granting it (A) the right to perform Landlord’s obligation, or (B) the right to terminate this Lease or withhold Rent on account of any Landlord default. Tenant shall look solely to Landlord’s interest in Parcel 2 for the recovery of any judgment from Landlord. Landlord, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce such judgment and any levy of execution thereon shall be subject and subordinate to any Mortgage (excluding any Mortgage which was created as part of an effort to defraud creditors, i.e. a fraudulent conveyance); provided, however that any such judgement and any such levy of execution thereon shall not be subject or subordinated to any Mortgage that is created or recorded in the Official Records of Santa Clara County after the date of the judgement giving rise to such lien. Notwithstanding the foregoing limitation of recourse to Landlord’s interest in Parcel 2, Tenant shall have the right to recover from Landlord the full amount of the Letter of Credit or any other security deposit or letter of credit provided by Tenant to Landlord pursuant to this Lease, to the extent that it is drawn upon, retained, or applied by Landlord in violation of this Lease.

22. DAMAGE AND DESTRUCTION

(a) Restoration. Subject to the termination rights set forth in Subparagraph 22(c) [Casualty at End of Term] and Subparagraph 22(d) [Mutual Termination Option], if the Premises or any portion thereof are damaged or destroyed by fire or other casualty, Tenant will promptly give written notice thereof to Landlord, and:

(i) Tenant, at Tenant’s sole cost and expense, and pursuant to the provisions of Paragraph 8 [Additional Alterations], will promptly repair, restore and rebuild the Tenant Improvements and any Alterations as nearly as possible to the condition they were in immediately prior to such damage or destruction or with such changes or alterations as may be made pursuant to Paragraph 8 [Additional Alterations]; and

(ii) To the extent that any such damage or destruction affects the Base Building Improvements, Landlord shall repair the same at Landlord’s cost.

(b) Insurance Proceeds. Subject to the provisions of Subparagraph 22(f) [Proceeds Upon Termination], all insurance proceeds recovered by the Landlord or the Tenant on account of such damage or destruction, less the cost, if any, to the Landlord of such recovery and/or of any repair to the Base Building Improvements for which Landlord is responsible, shall be paid out from time to time to or at the direction of Tenant to the extent required to repair, restore and rebuild the Tenant Improvements, the Initial Alterations, and any other Alterations covered by Landlord’s insurance as required by Subparagraph 22(a)(1) [Restoration], pursuant to disbursement procedures established by Landlord and/or any Mortgagee. The amount of available insurance proceeds shall not limit Tenant’s or Landlord’s obligation to repair, restore and rebuild the Tenant Improvements and Alterations and the Base Building Improvements, respectively, in accordance with this Paragraph 22.

(c) Casualty at End of Term. Notwithstanding anything to the contrary contained in this Lease, if during the twelve (12) months prior to the expiration of the Term, any of the Buildings or a substantial portion thereof are damaged or destroyed by fire or other casualty, either Tenant or Landlord shall have the option to terminate this Lease with respect to the affected Building as of the date of such damage or destruction by written notice to the other party given within thirty (30) days after such damage or destruction, in which event the Landlord shall make a proportionate refund to the Tenant of such Rent as may have been paid in advance. For the purposes of this paragraph, a “substantial portion” of a Building shall mean twenty percent (20%) or more of the Rentable Area thereof. If neither party elects to terminate this Lease, Landlord and/or Tenant shall repair, restore and rebuild the Premises in accordance with Subparagraph 22(a) [Restoration].

(d) Mutual Termination Option; Insured Casualty. Notwithstanding anything to the contrary contained herein, if at any time during the Term the Base Building Improvements for any Building shall be damaged or destroyed to the extent that, in Landlord’s reasonable judgment, they cannot be reconstructed within eighteen (18) months following the date such reconstruction is commenced, either Landlord or Tenant shall have the right to terminate this Lease as of the date of such damage or destruction with respect to the affected Building by written notice to the other party. Within forty-five (45) days after any damage or destruction described in this Subparagraph 22(d), Landlord shall either terminate the Lease with respect to the affected Building or deliver notice to Tenant advising of Landlord’s election not to so terminate. If Tenant is so notified, but Landlord does not elect to terminate, Tenant may terminate this Lease as of the date of such damage or destruction with respect to the affected Building by written notice to Landlord given within forty-five (45) days after receipt of Landlord’s notice. If neither party elects to terminate this Lease, Landlord and/or Tenant shall repair, restore and rebuild the Premises in accordance with Subparagraph 22(a) [Restoration].

(e) Destruction Where No Proceeds Are Available. Subject to Tenant’s termination right under Subparagraph 22(c) [Casualty at End of Term], in the event of a total or partial destruction of any Building (i) by a casualty of a type not required to be insured against by Landlord under the terms of this Lease, or (ii) under circumstances where Landlord has been required by any Mortgagee to utilize substantially all of the insurance proceeds to pay down the Mortgage, which destruction exceeds five percent (5%) of the replacement cost of the Base Building Improvements, this Lease shall automatically terminate, unless (x) Landlord elects to reconstruct the Base Building Improvements, and (y) the damage can be reconstructed within eighteen (18) months following commencement of reconstruction. If Landlord elects to reconstruct, the cost incurred by Landlord for such reconstruction shall be amortized over the useful life of the Base Building Improvements and such amortization shall be reimbursed by Tenant to Landlord as an Additional Charge together with interest at the prime rate of Wells Fargo Bank plus two percent (2%) (adjusted monthly); provided, however, that Tenant shall not be obligated to pay for any portion of the useful life of the Base Building Improvements which extends beyond the Expiration Date. If Landlord elects to reconstruct the Base Building Improvements, Tenant shall be obligated to reconstruct the Tenant Improvements and the Initial Alterations, at Tenant’s cost.

(f) Proceeds Upon Termination. If this Lease is terminated under Subparagraph 22(c) [Casualty at End of Term] or Subparagraph 22(d) [Mutual Termination Option; Insured Casualty] with respect to any Building(s), Landlord shall be entitled to retain any and all insurance proceeds arising out of the damage or destruction (including, without limitation, proceeds attributable to the Tenant Improvements and/or Initial Alterations, including, without limitation proceeds under policies obtained by Tenant), except for any portion of the award specifically compensating Tenant for the loss of its personal property, equipment and trade fixtures. Upon any termination, Tenant shall assign all of its rights to any insurance proceeds to which it is entitled (except any portion specifically compensating Tenant for the loss of its personal property, equipment and trade fixtures) to Landlord and shall pay to Landlord the amount of any deductible under any insurance policy attributable to the casualty resulting in such termination.

(g) Rent Abatement. In the event of an insured casualty, the Base Rent and Additional Charges during the period from the date of the damage or destruction until completion of the restoration, repair, replacement or rebuilding shall be abated by an amount that is in the same ratio to the Base Rent and Additional Charges as the area of the Premises rendered unusable for the permitted use hereunder bears to the area of the Premises prior to the damage or destruction, but only to the extent of the amount of proceeds payable to Landlord (taking into account any applicable waiting period or deductibles) under the rental interruption insurance required to be carried by Landlord pursuant to Subparagraph 12(e) [Landlord’s Insurance Obligations].

(h) Waiver of Statutory Provisions. Tenant hereby waives the provisions of Section 1932.2, and Section 1933.4, of the Civil Code of California, or any similar laws now or hereafter in effect, that would relieve the Tenant from any obligation to pay Rent under this Lease due to any damage or destruction.

23. EMINENT DOMAIN.

(a) Entire Building. If an entire Building shall be taken or appropriated under the power of eminent domain or conveyed in lieu thereof (any such event, a “Taking”), (i) this Lease and all right, title and interest of the Tenant hereunder shall cease and come to an end on the date of vesting of title pursuant to such Taking with respect to such Building, (ii) the Base Rent and Additional Charges payable with respect to said Building shall be apportioned as of the date of such vesting, and (iii) this Lease shall be and remain unaffected with respect to any portion of the Premises not taken.

(b) Partial Building; Termination. If there is a Taking of less than an entire Building, this Lease shall terminate as to the portion of the Building so taken upon vesting of title pursuant to such Taking, and if, but only if, such Taking is so extensive that it renders the remaining portion of such Building unsuitable for the use being made of the Building on the date immediately preceding such Taking, either the Tenant or the Landlord may terminate this Lease as to the remainder of such Building by written notice to the other party not later than thirty (30) days after the date of such vesting, specifying as the date for termination a date not later than thirty (30) days after such notice. On the date specified in such notice, (i) the term of this Lease and all right, title and interest of Tenant hereunder shall cease with respect to said Building, (ii) the Base Rent and Additional Charges payable with respect to said Building shall be apportioned as of the date of such termination, and (iii) this Lease shall be and remain unaffected with respect to any Building not included in such Taking.

(c) Partial Building; Restoration. If there is a Taking of less than an entire Building and this Lease is not terminated with respect to said Building as provided in (b) above, this Lease shall terminate as to the portion of the Building so taken upon vesting of title pursuant to such Taking. In any such case, Landlord shall restore the Base Building Improvements for the portion of the Building continuing under this Lease at Landlord’s cost and expense; provided, however, that Landlord shall not be required to repair or restore any injury or damage to the property of Tenant or to make any repairs or restoration of any Tenant Improvements or Alterations installed on the Premises by or at the expense of Tenant. Tenant shall, at Tenant’s sole cost and expense, promptly and pursuant to the provisions of Paragraph 8 [Additional Alterations], restore those portions of the Tenant Improvements and Alterations not so taken. Thereafter, the Base Rent and Additional Charges to be paid under this Lease for the remainder of the Term shall be proportionately reduced, such that thereafter the amounts to be paid by Tenant with respect to such Building shall be in the ratio that the portion of the Building not so taken bears to the total area of the Building prior to such Taking.

(d) End of Term Taking. If, during the twelve (12) months prior to the expiration of the Term, there is a Taking of a portion of the Building, both Landlord and Tenant shall have the option, exercisable by written notice to the other party given within thirty (30) days after such vesting of title, of terminating this Lease with respect to said Building as of the date of vesting of title pursuant to the Taking, in which event Landlord shall make a proportionate refund to Tenant of any Base Rent and Additional Charges that have been paid in advance.

(e) Taking of Common Area. If there is a Taking of any portion of the Common Area which causes the Premises to violate parking requirements, building setbacks or access requirements under any applicable Laws, Landlord shall cure such non-compliance by any reasonable means (including, without limitation, by a Reconfiguration). If Landlord determines that such violation is not curable by reasonable means, Landlord shall have the option, exercisable by written notice to Tenant of terminating this Lease as of the date of vesting of title pursuant to the Taking. If Landlord does not terminate this Lease pursuant to the preceding sentence and fails to commence to cure such violation within thirty (30) days after such Taking, Tenant shall have the option, exercisable by written notice to Landlord, of terminating this Lease as of the date of vesting of title pursuant to the Taking. If this Lease is terminated pursuant to this Subparagraph 23(e), Landlord shall make a proportionate refund to Tenant of any Base Rent and Additional Charges that have been paid in advance.

(f) Award. Landlord shall receive (and Tenant shall assign to Landlord upon demand from Landlord) any income, rent, award or any interest therein which may be paid in connection with any Taking, whether partial or total, and whether or not either Landlord or Tenant exercises any right it may have to terminate this Lease. Tenant shall have no claim against Landlord for any part of such sum paid by virtue of the Taking, whether or not attributable to the value of the unexpired term of this Lease. However, Tenant shall be entitled to petition the condemning authority for the following: (i) the then unamortized value of any Alterations paid for by Tenant which Tenant is required to remove upon termination of the Lease; (ii) the value of Tenant’s trade fixtures; (iii) Tenant’s relocation costs; and (iv) Tenant’s goodwill, loss of business and business interruption.

(g) Temporary Taking. Notwithstanding anything to the contrary contained in this Paragraph 23, if there is a Taking of the temporary use or occupancy of any part of the Premises during the Term, this Lease shall be and remain unaffected by such Taking and Tenant shall continue to pay in full all Base Rent and Additional Charges payable hereunder by Tenant during the Term. In such event, Tenant shall be entitled to receive that portion of any award which represents compensation for the use or occupancy of the Premises during the Term, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration of the Premises and the use and occupancy of the Premises after the end of the Term. Notwithstanding the foregoing, if Landlord determines in its reasonable judgment that any Taking of the temporary use or occupancy of any part of the Premises will continue until the end of the Term, either party may elect to terminate this Lease by written notice to the other party at any time after Landlord has made such determination and delivered written notice thereof to Tenant, and Landlord shall be entitled to receive the entire award for the Taking, except for that portion which represents compensation for the use or occupancy of the Premises during the period of time prior to such termination.

(h) Waiver of Statutory Provisions. Landlord and Tenant understand and agree that the provisions of this Paragraph 23 are intended to govern fully the rights and obligations of the parties in the event of a Taking of all or any portion of the Premises. Accordingly, the parties each hereby waives any right to terminate this Lease in whole or in part under Sections 1265.120 and 1265.130 of the California Code of Civil Procedure or under any similar Law now or hereafter in effect.

24. SALE BY LANDLORD. If Landlord sells or otherwise conveys its interest in all or any portion of the Premises, Landlord shall be relieved of its obligations under the Lease with respect to the conveyed portion from and after the date of sale or conveyance only when Landlord transfers the proportionate amount of any security deposit of Tenant to its successor and the successor assumes in writing the obligations to be performed by Landlord on and after the effective date of the transfer, whereupon Tenant shall attorn to such successor.

25. RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Base Rent or Additional Charges. If Tenant defaults in the payment of any sum of money, other than Base Rent or Additional Charges, required to be paid by it hereunder or fails to perform any other act on its part to be performed hereunder, and such failure continues for ten (10) days after notice thereof by Landlord (or such longer period as noted in Subparagraph 9(f) [Cure Rights] or Subparagraph 21(a) [Tenant’s Default], except in the event of emergency), Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part to be made or performed as provided in this Lease without waiving or releasing Tenant from any obligations of Tenant. All sums so paid by Landlord and all reasonable and necessary incidental costs incurred by Landlord in connection therewith, together with interest thereon at the Default Rate from the date of such payment by Landlord, shall be payable to Landlord on demand as Additional Charges.

26. EXISTING TENANT IMPROVEMENTS; OWNERSHIP OF IMPROVEMENTS; SURRENDER OF PREMISES.

(a) Existing Tenant Improvements. Pursuant to the Existing Lease, Netscape installed certain leasehold improvements and alterations to the Premises which, to the extent they exist within the Premises as of the Effective Date and are not removed or altered in connection with the Initial Alterations are defined for purposes of this Lease as the “Tenant Improvements”.

(b) Ownership of Tenant Improvements & Alterations. The Tenant Improvements and any Alterations constructed on or affixed to the Premises by or on behalf of Tenant pursuant to the terms and conditions of this Lease, except for Tenant’s movable furniture and equipment, trade fixtures and Alterations which can be removed without damage to the Premises, but including without limitation all electrical conduits and wiring and other equipment located in such conduits, shall become Tenant’s property upon the later of their completion or the Commencement Date, shall remain Tenant’s property throughout the Term of this Lease and shall become Landlord’s property upon the expiration or earlier termination of this Lease.

(c) Delivery and Restoration of Premises. At the end of the Term or any renewal thereof or other sooner termination of this Lease, Tenant will peaceably deliver to Landlord possession of the Premises, together with all improvements or additions thereon (including, without limitation, the Tenant Improvements and Alterations which Landlord does not require Tenant to remove, and all electrical conduits, substructures, switches, and wiring located on or under the Premises or Common Area and communications equipment, cable conduits and wiring, and other related equipment located within any such conduits), in the same condition as received or first installed, subject to normal wear and tear but in the condition described on Exhibit “M” attached hereto, subject to the terms of Paragraph 23 [Eminent Domain], and the rights and obligations of Landlord and Tenant concerning casualty damage pursuant to Paragraph 22 [Damage and Destruction]. At Landlord’s election, in lieu of requiring Tenant to restore the Premises (or any portion thereof) to the condition required by this Paragraph, Landlord may require Tenant to pay Landlord the reasonable estimated cost thereof. In addition, upon the termination of this Lease, Tenant shall deliver the electrical facilities and distribution system and the telephone and other communications facilities and equipment serving the Premises (including each Building) in a condition and configuration acceptable at such time for transfer of its ownership and control to Pacific Gas and Electric (or any successor provider of electric services) (“PG&E”) with respect to the electrical distribution system, and in an appropriate and usable condition and configuration for the provision of telephone and other communications services by Pacific Bell (or any successor provider of local telephone services) (“PacBell”) with respect to the communications facilities, such that each Building may be separately metered for electric service and provided with appropriate telephone and other communications service. Any repair, upgrading or reconfiguration of the electrical distribution system or the telephone and other communications facilities and equipment required in order to meet then-existing PG&E requirements or then current PacBell communication standards, as applicable, shall be completed by Tenant, at Tenant’s expense, prior to the termination of the Lease (or, at Landlord’s election, Tenant shall pay Landlord the reasonable estimated cost of such repair, upgrading or reconfiguration). Any cable or electrical or communications conduits or other portions of Tenant’s electrical distribution system or communications system located throughout the Project shall not create any easement, license or other property interest or right of any kind in Tenant, other than Tenant’s right to the use of such improvements pursuant to the terms and conditions of this Lease, and such right shall not survive the expiration or earlier termination of this Lease. Tenant may, upon the termination of this Lease, remove all movable furniture, trade fixtures and equipment belonging to Tenant which is not an integral part of any Building System, at Tenant’s sole cost, provided that Tenant repairs any damage caused by such removal. Property not so removed shall be deemed abandoned by Tenant, and title to the same shall thereupon pass to Landlord. Upon request by Landlord, and unless otherwise agreed to in writing by Landlord pursuant to Paragraph 8 [Additional Alterations], Tenant shall either (i) remove, at Tenant’s sole cost, any or all Tenant Improvements, all Alterations to the Premises, all signage identifying Tenant located on Parcel 2 or elsewhere on the Project, and all movable furniture and equipment belonging to Tenant which may be left by Tenant, and repair any damage resulting from such removal, or (ii) pay Landlord the reasonable estimated cost thereof.

(d) No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

27. WAIVER. If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. Furthermore, the acceptance of Base Rent or Additional Charges by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Base Rent or Additional Charges. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

28. NOTICES. Except as otherwise expressly provided in this Lease, and except for routine bills or invoices for Base Rent or Additional Charges delivered by Landlord pursuant to Paragraph 4 [Rent] which Landlord may elect to deliver by first class U.S. mail, any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by certified mail (return receipt requested), reputable overnight carrier, or delivered personally, (i) to Tenant at Tenant’s address set forth in the Basic Lease Information, or (ii) to Landlord at Landlord’s address set forth in the Basic Lease Information; or (iii) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Paragraph 28. Any bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date the return receipt indicates delivery of or refusal of delivery if sent by certified mail, the day upon which recipient accepts and signs for delivery from a reputable overnight carrier or on the date a reputable overnight carrier indicates refusal of delivery, upon the date personal delivery is made, or three (3) days after mailed by first class U.S. mail.

29. TAXES PAYABLE BY TENANT. Prior to delinquency Tenant shall pay all taxes levied or assessed upon Tenant’s equipment, furniture, fixtures and other personal property located in or about the Premises. If the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon Tenant’s equipment, furniture, fixtures or other personal property, Tenant shall pay to Landlord, upon written demand, the taxes so levied against Landlord, or the proportion thereof resulting from said increase in assessment.

30. ABANDONMENT. Tenant shall not abandon the Premises and cease performing its financial and maintenance obligations under this Lease at any time during the Term. If Tenant abandons and ceases performing its financial and maintenance obligations under this Lease, or surrenders the Premises or is dispossessed by process of law or otherwise, any personal property belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed to be abandoned and title thereto shall thereupon pass to Landlord. Notwithstanding anything to the contrary contained herein, Tenant may not vacate the Premises if such would result in a termination of Landlord’s insurance. Upon Tenant’s request, Landlord will ask its insurer if such vacation of the Premises would result in termination of its current insurance policy. Solely for purposes of this Paragraph 30, Tenant shall not be deemed to have abandoned the Premises solely because Tenant is not occupying the Premises.

31. SUCCESSORS AND ASSIGNS. Subject to the provisions of Paragraphs 11 [Assignment and Subletting] and 24 [Sale by Landlord], the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective legal and personal representatives, successors and assigns.

32. ATTORNEY’S FEES. If Tenant or Landlord brings any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Base Rent or Additional Charges or possession of the Premises, the losing party shall pay to the prevailing party a reasonable sum for attorney’s fees, which shall be deemed to have accrued on the commencement of such action and shall be paid whether or not the action is prosecuted to judgment.

33. LIGHT AND AIR. Tenant covenants and agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent under this Lease, result in any liability of Landlord to Tenant, or in any other way affect this Lease or Tenant’s obligations hereunder.

34. SECURITY FOR LEASE.

(a) Letter of Credit. Prior to the Commencement Date, Tenant shall deliver to Landlord an unconditional, irrevocable, transferable letter of credit, in the amount of Eight Hundred Seventy-One Thousand Two Hundred Ninety-Seven and 50/100 Dollars ($871,297.50), issued by Wells Fargo Bank, or another financial institution reasonably acceptable to Landlord, in the form attached hereto as Exhibit “N”, with an original term of no less than one year and automatic extensions through the end of the Term of this Lease and sixty (60) days thereafter (the “Letter of Credit”). The Letter of Credit shall (i) be a stand-by, at-sight, irrevocable letter of credit; (ii) be payable to Landlord or its assignees (any of the foregoing, the “Beneficiary”); (iii) require that any draw on the Letter of Credit shall be made only upon receipt by the issuer of a letter signed by a purported authorized representative of the Beneficiary certifying that the Beneficiary is entitled to draw on the Letter of Credit pursuant to this Lease; (iv) allow partial draws; and (v) provide that it is governed by the Uniform Customs and Practice for Documentary Credits (1993 revisions) or the International Standby Practices (ISP 98). Tenant shall keep the Letter of Credit, at its expense, in full force and effect until the sixtieth (60th) day after the Expiration Date or other termination of this Lease, to insure the faithful performance by Tenant of all of the covenants, terms and conditions of this Lease. The Letter of Credit shall provide thirty (30) days’ prior written notice to Landlord of cancellation or material change thereof, and shall further provide that, in the event of any nonextension of the Letter of Credit at least thirty (30) days prior to its expiration, the entire face amount shall be payable to Landlord, and Landlord shall hold any funds so obtained as the security deposit required under this Lease. Such funds so obtained by Landlord, or any unused portion thereof, shall be returned to Tenant upon replacement of the Letter of Credit. If Landlord uses any portion of any cash security deposit to cure any default by Tenant hereunder, Tenant shall replenish the security deposit to the original amount within ten (10) days of notice from Landlord. Tenant’s failure to do so shall become a material default under this Lease. If an uncured or incurable default occurs under this Lease, or if Tenant is the subject of an Insolvency Proceeding, Landlord may present its written demand for payment of the entire face amount of the Letter of Credit (or, at Landlord’s sole option, for a portion of such amount) and the funds so obtained shall be paid to, or as otherwise directed by, Landlord. Landlord may retain such funds to the extent required to compensate Landlord for damages incurred, or to reimburse Landlord as provided herein, in connection with any such default, and any remaining funds shall be held as a cash security deposit. Notwithstanding anything contained in this Paragraph 34 to the contrary, if Landlord draws on the Letter of Credit, then Tenant shall have the right, upon ten (10) days’ prior written notice to Landlord, to obtain a refund from Landlord of any unapplied proceeds of the Letter of Credit which Landlord has drawn upon, any such refund being conditioned upon Tenant simultaneously delivering to Landlord a new replacement Letter of Credit in the amount then required, and otherwise meeting the requirements contained in this Paragraph 34.

(b) Reduction. If Tenant has not defaulted under this Lease, and provided the “Credit Requirement” (as defined below) is then satisfied, then the face amount of the Letter of Credit may be reduced to (or a replacement Letter of Credit may be provided in the amount of) (i) Five Hundred Eighty Thousand Eight Hundred Sixty-Five Dollars ($580,865.00) on the first anniversary of the Commencement Date, and (ii) Two Hundred Ninety Thousand Four Hundred Thirty-Two and 50/100 Dollars ($290,432.50) on the second anniversary of the Commencement Date. “Credit Requirement” shall mean that Tenant can establish to Landlord’s reasonable satisfaction that Tenant has achieved each of the following, as reflected in audited financial statements (which include an unqualified certification by a licensed certified public accountant reasonably acceptable to Landlord): (a) a tangible net worth (defined as total assets, less good will and any other intangible assets, less liabilities) of at least One Hundred Fifty Million Dollars ($150,000,000), (b) unencumbered and unrestricted cash and marketable securities of Fifty Million Dollars ($50,000,000), and (c) positive net cash provided by operating activities, as reflected in Condensed Consolidated Statements of Cash Flows that are an integral part of Tenant’s financial statements. Tenant shall immediately notify Landlord in writing if Tenant at any time has unencumbered and unrestricted cash and marketable securities of less than Fifty Million Dollars ($50,000,000),

(c) Restoration of Letter of Credit. Following any reduction in the face amount of the Letter of Credit pursuant to Paragraph 34(b), if Landlord reasonably determines that the Credit Requirement is not then satisfied (either based on any financial statement delivered to Landlord pursuant to Paragraph 35 or any other financial statement or information regarding Tenant that is publicly available, or as a result of notice from Tenant pursuant to Paragraph 34(b)), then within ten (10) days after the earlier of Tenant’s delivery of the applicable notice or financial statement to Landlord, or Landlord’s notice to Tenant that Landlord has determined that the Credit Requirement is not then satisfied, Tenant shall deliver to Landlord an amendment to the Letter of Credit increasing the face amount to (or a replacement Letter of Credit may be provided in the amount of ) the full original face amount of the Letter of Credit, and notwithstanding any other provisions of this Paragraph 34, such Letter of Credit shall not be reduced until such time as the Credit Requirement is again satisfied based on subsequent financial statements provided pursuant to Paragraph 35.

(d) Assignment. Landlord shall be entitled to assign the Letter of Credit and its rights thereto from time to time, but only in connection with an assignment of this Lease to a Mortgagee as security for the obligations of Landlord to such Mortgagee, or in connection with a sale or other transfer of Landlord’s interest in Parcel 2, in either case without cost to Landlord. Tenant shall cooperate with Landlord in connection with any modifications of or amendments to the Letter of Credit that may be reasonably requested by any Mortgagee and/or in connection with any such assignment.

(e) Substitution of Cash Collateral. In lieu of, or in replacement of, the Letter of Credit, Tenant may deliver to Landlord at any time during the Term a cash security deposit in the face amount required of the Letter of Credit, provided that Landlord shall have no additional liability or reduced benefits from that which Landlord would have if Tenant provided a Letter of Credit. All terms, conditions and requirements with respect to the Letter of Credit contained in this Paragraph 34, including, without limitation, application of proceeds, reduction of amount, and investment requirements for cash security, shall apply to any such cash security deposit. Landlord shall not be required to hold any cash security deposit in a separate account, and no interest will be payable on any such cash security deposit.

35. FINANCIAL INFORMATION. Tenant will furnish to the Landlord within ninety (90) days after the end of each calendar year, copies of audited, consolidated financial statements, which shall include, without limitation, balance sheets, statements of income and expenses and sources and uses of funds of the Tenant and its subsidiaries for such calendar year, all in reasonable detail and stating in comparative form the figures as of the end of and for the previous calendar year and including appropriate footnotes, prepared in accordance with generally accepted accounting principles, and certified and audited by independent public accountants of recognized standing reasonably satisfactory to the Landlord; provided, however, that so long as Tenant is a publicly traded corporation, in lieu of the foregoing Tenant shall provide Landlord with copies of Tenant’s annual report and 10K Filing when such documents are released to the public. Tenant hereby covenants and warrants to Landlord that all financial information and other descriptive information regarding Tenant’s business, which has been or shall be furnished to Landlord, is and shall be accurate and complete at the time of delivery to Landlord.

36. PARKING. Tenant shall have the right to use the number of parking spaces in the Common Area and the common area elsewhere in the Project, collectively, which is in the same proportion to the total parking spaces as the Rentable Area of the Premises is to the total rentable area in the Project, which shall not be less than the parking required for Parcel 2 by the City of Mountain View (the “Minimum Parking”). Tenant shall have the right to use the Minimum Parking either on the Common Area or on the common area located in Parcel 1 and/or Parcel 2. These spaces shall be used in common with other tenants and occupants of the Project, if any, subject to the CC&Rs and the Rules and Regulations. Tenant and Landlord acknowledge that the City of Mountain View has approved portions of the common area on Parcel 1 for landscape reserves (the “Landscape Reserves”), and such Landscape Reserves are located on portions of the Common Area that could otherwise accommodate additional parking. If at any time during the Term Tenant desires to increase the parking on the Common Area by the removal or alteration of all or a portion of the Landscape Reserves, any such demolition or alteration shall be accomplished at Tenant’s cost and expense.

37. MISCELLANEOUS.

(a) Defined Terms. The term “Landlord” shall include Landlord and its successors and assigns. In any case where this Lease is signed by more than one person, the obligations hereunder shall be joint and several. The term “Tenant” shall include Tenant and its successors and assigns.

(b) Other Terms. Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the State of California. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument by the parties hereto, except as expressly and specifically provided in Subparagraphs 1(d) [Reconfiguration of Parcel 2]. The paragraph headings herein are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. This Lease may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Lease shall be effective upon delivery of facsimile signatures, provided, however, that the parties shall promptly thereafter exchange wet ink original signatures.

(c) Quiet Enjoyment. Upon Tenant paying the Base Rent and Additional Charges and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities lawfully claiming by or through Landlord; subject, however, to the provisions of this Lease.

(d) Survival of Indemnities; Immediate Obligation to Defend. All indemnities contained herein shall survive the expiration or earlier termination of this Lease. With respect to each of the indemnities contained in this Lease, the indemnitor has an immediate and independent obligation to defend the indemnitee from any claim which actually or potentially falls within the indemnity provision, which obligation arises at the time such claim is tendered to the indemnitor by the indemnitee and continues at all times thereafter.

38. REAL ESTATE BROKERS. Each party represents that it has not had dealings with any real estate broker, finder or other person with respect to this Lease in any manner. Each party shall hold harmless the other party from all damages resulting from any claims that may be asserted against the other party by any broker, finder or other person with whom the other party has or purportedly has dealt.

39. HAZARDOUS MATERIALS LIABILITY. Tenant is aware that Parcel 2 is subject to remediation orders issued by the U.S. Environmental Protection Agency (“EPA”), as disclosed on Exhibit “O”. In addition, Tenant acknowledges that Tenant has received from Landlord a copy of the reports listed on Schedule 1 to Exhibit “O”, and has been given sufficient opportunity to request from Landlord (and, to the extent requested, to obtain and review) the reports listed on Schedule 2 to Exhibit “O” (all such reports being collectively defined as the “Environmental Reports”). In addition, in connection with the remediation orders, the Clean-up Facilities and related monitoring and remediation of Hazardous Materials, a Declaration of Restrictions and Access Agreement (as such document may be modified from time to time as provided in Paragraph 6 [Restrictions on Use], the “Declaration”) attached hereto as Exhibit “P” encumbers Parcel 1 and Parcel 2 (including the Premises) and will at all times be superior in priority to this Lease, and Tenant’s occupancy and use of the Premises may be restricted by the Declaration. Landlord shall have the right to modify the Declaration during the Term as may be reasonably required in connection with the remediation of Hazardous Materials and Clean-Up Facilities, so long as such modification does not materially adversely affect Tenant’s Permitted Use of the Premises, Tenant’s Minimum Parking or Tenant’s access to the Premises. If necessary, Tenant shall execute such documents as are reasonably necessary to cause this Lease to become subordinate to the Declaration, as it may be modified from time to time in accordance with the preceding sentence.

(a) Definitions of Hazardous Materials and Environmental Laws. For the purpose of this Lease, “Hazardous Materials” shall be defined, collectively, as any and all substances, chemicals, wastes, sewage or other materials that are now or hereafter regulated, controlled or prohibited by any local, state or federal law or regulation requiring removal, warning or restrictions on the use, generation, disposal or transportation thereof including, without limitation, (a) any substance defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, or “air pollutant” in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §6901, et seq., the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. §1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. §7401 et seq., or the Toxic Substances Control Act (“TSCA”), 15 U.S.C. §2601, et seq., all as previously amended and amended hereafter; and (b) any hazardous substance, hazardous waste, toxic substance, toxic waste, air pollutant, hazardous material, waste, chemical, or compound described in any other federal, state, or local statute, ordinance, code, rule, regulation, order, decree or other law now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous substance, chemical, material, compound or waste. As used herein, the term “Hazardous Materials” also means and includes, without limitation, asbestos; flammable, explosive or radioactive materials; gasoline or gasoline additives; oil; motor oil; waste oil; petroleum (including, without limitation, crude oil or any component thereof); petroleum-based products; paints and solvents; lead; cyanide; DDT; printing inks; acids; pesticides; ammonium compounds; polychlorinated biphenyls; and other regulated chemical products. The statutes, regulations, court and administrative agency decisions, and other laws now or at any time hereafter in effect that govern or regulate Hazardous Materials are herein collectively referred to as “Environmental Laws”.

(b) Tenant Indemnity. Tenant releases Landlord from any liability for, waives all claims against Landlord and shall indemnify, defend and hold harmless the Landlord Parties against, any and all claims, suits, loss, costs (including costs of investigation, clean up, monitoring, restoration and reasonable attorney fees), damage or liability, whether foreseeable or unforeseeable, by reason of property damage (including diminution in the value of the property of the Landlord Parties), personal injury or death directly arising from or related to Hazardous Materials released, manufactured, discharged, disposed, used or stored on, in, or under Parcel 2 during the Term of this Lease, regardless of who caused the same, except for Hazardous Material (i) which migrates through the air, groundwater or otherwise to Parcel 2 unless the Hazardous Material migrating through the air, soil or groundwater to Parcel 2 originated from a site where Tenant caused the contamination by such Hazardous Material, or (ii) which was present on Parcel 2 immediately prior to the Commencement Date and was not caused by Tenant, its employees, invitees, subtenants, agents, assignees, licensees or servants. The provisions of this Tenant Indemnity regarding Hazardous Materials shall survive the termination of the Lease.

(c) Landlord Indemnity. Landlord releases Tenant from any liability for, waives all claims against Tenant and shall indemnify, defend and hold harmless Tenant, its officers, employees, and agents to the extent of Landlord’s interest in Parcel 2, against any and all actions by any governmental agency for clean up of Hazardous Materials on or under Parcel 2, including costs of legal proceedings, investigation, clean up, monitoring, and restoration, including reasonable attorney fees, if, and to the extent, the Hazardous Materials occur on Parcel 2 under the following circumstances: (i) the Hazardous Materials are not “Identified Hazardous Materials” or “Existing Hazardous Materials” (as both terms are defined in the Seller Indemnity), and were released or disposed of on property which was not at the time of such disposal or release leased, owned or otherwise used or controlled by Tenant and such Hazardous Material migrated through the air or groundwater to Parcel 2; or (ii) the contamination of Parcel 2 was caused by the release, disposal, use or storage of Hazardous Materials in, on or about Parcel 2 by Landlord, its employees, agents, licensees or servants. The provisions of this Landlord Indemnity regarding Hazardous Materials shall survive the termination of the Lease.

(d) Seller Indemnity. Landlord has obtained from Seller an indemnity with respect to certain Hazardous Materials existing on Parcel 2 as of the date of Landlord’s acquisition of Parcel 2, a copy of which is attached hereto as Exhibit “Q” (the “Seller Indemnity”), and Tenant shall have such benefits thereunder as are available to tenants on Parcel 2.

(e) Release of Landlord. Notwithstanding any other provision of this Lease, Tenant releases the Landlord Parties from any liability for, and waives all claims against the Landlord Parties with respect to, the presence of Hazardous Materials in, on or about Parcel 2 prior to the Commencement Date (except claims and liability which are included in Landlord’s indemnity contained in (c) above and not covered by the Seller Indemnity). Tenant agrees that its recourse with respect to any liability or claims released by this Paragraph shall be limited to direct claims against Seller pursuant to the Seller Indemnity.

(f) Tenant’s Disclosure Obligations. Tenant represents that during the Term it will not be a User (as such term is defined in the Seller Indemnity attached as Exhibit “Q”). Except for immaterial amounts of toxic materials incidental to office use (e.g. copier toner, cleaning supplies, petroleum products in cars), hydraulic fluids used in Building Systems, Hazardous Materials used in the operation of any generators, and those materials listed on Exhibit “R”, Tenant will not use any Hazardous Materials within Parcel 2 and shall comply with any applicable Environmental Laws and with the Seller Indemnity as it relates to Tenant. Without limiting the foregoing, Tenant shall not use any Hazardous Materials within Parcel 2 in a manner that would reduce or limit Seller’s obligations under the Seller Indemnity. Tenant shall immediately notify Landlord and Seller if and when Tenant learns or has reason to believe there has been any release of Hazardous Materials in, on or about the Project during the Term.

40. ARBITRATION OF DISPUTES.

ANY CONTROVERSY OR CLAIM ARISING OUT OF THE SPECIFIC PROVISIONS OF THE LEASE LISTED BELOW, OR ANY OTHER PROVISION OF THIS LEASE THAT EXPRESSLY PROVIDES FOR ARBITRATION PURSUANT TO THIS PARAGRAPH, OR A BREACH OF ANY SUCH PARAGRAPHS OR PROVISIONS SOLELY BETWEEN LANDLORD AND TENANT, BUT NOT INCLUDING A DEFAULT WITH RESPECT TO THE TIMELY PAYMENT OF BASE RENT AND ADDITIONAL CHARGES, SHALL BE SETTLED BY ARBITRATION IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THE PREVAILING PARTY IN SUCH ARBITRATION SHALL BE ENTITLED TO ATTORNEYS’ FEES AND COSTS. THE FOLLOWING PROVISIONS OF THIS LEASE SHALL BE SUBJECT TO ARBITRATION PURSUANT TO THIS PARAGRAPH 40:

(1) SUBPARAGRAPH 1(b)(iii) [PROJECT; COMMON AREAS; ACCESS AND COOPERATION], ONLY WITH RESPECT TO MODIFICATIONS TO CC&RS;

(2) SUBPARAGRAPH 1(b)(iv) [PROJECT; COMMON AREAS; ACCESS AND COOPERATION], ONLY WITH RESPECT TO ACCESS, ENCUMBRANCES AND COOPERATION;

(3) SUBPARAGRAPH 1(c) [RECONFIGURATION OF PARCEL 2];

(4) SUBPARAGRAPH 1(d) [CONSTRUCTION ON PARCEL 2];

(5) PARAGRAPH 2 [OCCUPANCY AND USE], ONLY WITH RESPECT TO WHETHER TENANT’S USE COMPLIES WITH THE USE SPECIFIED IN THE BASIC LEASE INFORMATION;

(6) SUBPARAGRAPH 3(b) [NO REPRESENTATIONS/OBLIGATIONS], ONLY WITH RESPECT TO LANDLORD’S ENFORCEMENT OF CONSTRUCTION WARRANTIES;

(7) SUBPARAGRAPH 4(d) [AUDIT RIGHTS];

(8) PARAGRAPH 5 [MANAGEMENT];

(9) PARAGRAPH 6 [RESTRICTIONS ON USE], ONLY WITH RESPECT TO MODIFICATIONS TO EXHIBIT G AND/OR THE RESTRICTIVE DOCUMENTS;

(10) PARAGRAPH 7 [COMPLIANCE WITH LAWS];

(11) PARAGRAPH 8 [ADDITIONAL ALTERATIONS];

(12) PARAGRAPH 9 [REPAIRS AND MAINTENANCE];

(13) PARAGRAPH 11 [ASSIGNMENT AND SUBLETTING];

(14) SUBPARAGRAPHS 14(b) [NO EXCESSIVE LOAD] AND 14(c) [NO LIABILITY OF LANDLORD];

(15) SUBPARAGRAPH 18 [RULES AND REGULATIONS];

(16) SUBPARAGRAPH 22(c) [CASUALTY AT END OF TERM], ONLY WITH RESPECT TO WHETHER A SUBSTANTIAL PORTION OF A BUILDING IS DAMAGED OR DESTROYED;

(17) SUBPARAGRAPHS 22(d) [MUTUAL TERMINATION OPTION; INSURED CASUALTY] AND 22(e) [DESTRUCTION WHERE NO PROCEEDS ARE AVAILABLE], ONLY WITH RESPECT LANDLORD’S DETERMINATION OF THE LENGTH OF TIME TO RECONSTRUCT;

(18) SUBPARAGRAPH 23(b) [PARTIAL BUILDING; TERMINATION], ONLY WITH RESPECT TO WHETHER THE PORTION TAKEN RENDERS THE REMAINING BUILDING UNSUITABLE FOR EXISTING USE;

(19) SUBPARAGRAPH 23(e) [TAKING OF COMMON AREA];

(20) SUBPARAGRAPH 26(b) [DELIVERY AND RESTORATION OF PREMISES];

(21) PARAGRAPH 36 [PARKING]; AND

(22) PARAGRAPH 41 [SIGNAGE].

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “ARBITRATION OF DISPUTES” PROVISION TO NEUTRAL ARBITRATION.

Consent to neutral arbitration by:

                                                  (Landlord):                                                   (Tenant).

41. SIGNAGE. Tenant shall have the right to use two monument signs (i) one sign located on a stone wall at Whisman entrance to Parcel 2 and which is similar in size and appearance to the existing monument sign used by Netscape at the Whisman entrance to Parcel 2 (the “Netscape Sign”), in an area next to the Netscape Sign as more specifically designated by Landlord and reasonably acceptable to Tenant, and (ii) an additional sign located on a stone wall at the Ellis entrance to Parcel 1, which is similar in size and appearance to the Netscape sign, in an area as more specifically designated by Landlord and reasonably acceptable to Tenant, both for purposes of attaching lettering identifying Tenant’s use and occupancy at the Project. Tenant shall be responsible for all costs related to such signage. In addition, Tenant shall have the right, at Tenant’s sole cost and expense, to install and display its company name above the main entrance of each Building, on the entry doors of each Building, and within the lobby of each Building. All of such signage shall be subject to approval from Landlord and applicable governing entities, and such signage shall not violate the Declaration, the CC&Rs, any ground lease, any Mortgage, or any Rules and Regulations with respect to the Project.

42. RIGHT OF FIRST NEGOTIATION. Tenant shall have a one-time right of first negotiation with respect to a lease of the entire Building 8, on the terms and conditions of this Paragraph 42. Tenant’s rights under this Paragraph 42 shall not arise unless and until Landlord elects, in its sole discretion, to commence construction of Building 8. Landlord shall provide written notice to Tenant (“Trigger Notice”) if and when Landlord determines that it will construct Building 8, prior to commencing negotiations for a lease of such space with another party. Tenant shall have five (5) business days following the receipt of the Trigger Notice to deliver written notice to Landlord of Tenant’s desire to negotiate to lease the entire Building 8 (“Interest Notice”). If Tenant timely delivers the Interest Notice, Tenant’s exclusive right to negotiate shall extend for a total of thirty (30) days from the date of the Trigger Notice, provided that such thirty (30) day period may be extended by mutual written agreement of Landlord and Tenant. If Tenant fails to timely deliver the Interest Notice, or if Landlord and Tenant have not entered into a written contract of lease within such thirty day period (and Landlord and Tenant shall be under no duty to enter into such a contract of lease), Tenant’s rights under this Paragraph 42 shall terminate. Tenant’s rights under this Paragraph 42 shall only be binding upon the originally named Landlord under this Lease, and shall not be binding upon any purchaser, lender or other successor to Landlord’s interest in Parcel 2. Landlord agrees not to transfer only that portion of Parcel 2 upon which Building 8 would be constructed for purposes of circumventing Tenant’s right of first negotiation pursuant to this Paragraph 42. Tenant’s rights under this Paragraph 42 shall only benefit the originally named Tenant under this Lease and any assignee arising out of a Permitted Transfer, are not otherwise transferable and shall not inure to the benefit of any sublessees or other assigns of Tenant’s interest under this Lease. Tenant’s rights under this Paragraph 42 shall terminate at such time as Tenant no longer occupies at least sixty percent (60%) of the Premises for Tenant’s own use (exclusive of the occupancy of subtenants, assignees and licensees). Neither Landlord nor Tenant has had any contract or dealings regarding Building 8 through any licensed real estate broker or other person who may claim a right to a commission or finder’s fee as a procuring cause of any lease that might be entered into in respect of Building 8. If any broker or finder makes a claim for a commission or finder’s fee based upon any such contact, dealings, or communications, the party through whom the broker or finder makes his claim shall be responsible for said commission or fee, and all costs and expenses (including reasonable attorneys’ fees) incurred by the other party in defending against such claim.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD

369 Whisman Street Associates, L.P., a California limited partnership

By:	Cañada Corp., a California corporation, Its General Partner

	By:	/s/ JOYCE YAMAGIWA
	Its:	Vice President

By:	Virginia Land Company, Inc., a California corporation, Its General Partner

	By:	/s/ JOHN B. LOVEWELL
	Its:	Manager and President

TENANT

Mercury Interactive Corporation, a Delaware corporation

By:	/s/ SUSAN J. SKAER
Its:	Vice President, General Counsel & Secretary

LIST OF EXHIBITS

Exhibit “A”	Site Plan (showing the Buildings)

Exhibit “B”	Parcel Map

Exhibit “C”	CC&Rs

Exhibit “D”	Approved Additional Construction

Exhibit “E”	Closing Certificate

Exhibit “F”	Commencement Date Memorandum

Exhibit “G”	Restrictions on Use

Exhibit “H”	January 14, 1997 Letter from Perry Palmer to Ed Axelson

Exhibit “I”	Maintenance Standards and Schedule (to be attached if/when adopted)

Exhibit “J”	Estoppel Certificate

Exhibit “K”	Form of SNDA

Exhibit “L”	Rules & Regulations

Exhibit “M”	Required Condition of Premises Upon Surrender

Exhibit “N”	Form of Letter of Credit

Exhibit “O”	Landlord’s Hazardous Materials Disclosures

Exhibit “P”	Form of Declaration of Restrictions and Access Agreement

Exhibit “Q”	Seller’s Indemnity

Exhibit “R”	Tenant’s Hazardous Materials Disclosures

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